Exhibit 10.13

Execution Copy

CREDIT AGREEMENT

dated as of December 30, 2011

among

SECURITY LIFE OF DENVER INTERNATIONAL LIMITED,

as the Applicant,

ING BANK N.V., LONDON BRANCH

as Administrative Agent

and

THE VARIOUS FINANCIAL INSTITUTIONS FROM

TIME TO TIME PARTY HERETO,

as Issuing Banks

-i-

-ii-

-iii-

SCHEDULES AND EXHIBITS

SCHEDULE 1	Commitments
SCHEDULE 1.1(A)	Deviations from Adjusted IFRS
SCHEDULE 5.2	Litigation
SCHEDULE 10.2	Addresses

EXHIBIT A	Form of Application for Letter of Credit
EXHIBIT B	Form of Assignment and Assumption
EXHIBIT C	Form of Note
EXHIBIT D	Form of Letter of Credit
EXHIBIT E	Confidentiality and Non-Disclosure Agreement

ANNEX 1	Fee Schedule

-iv-

Exhibit 10.13

Execution Copy

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of December 30, 2011 is entered into by and between SECURITY LIFE OF DENVER INTERNATIONAL LIMITED, a Cayman Islands company (“SLDI”), ING BANK N.V., LONDON BRANCH (“ING”), as administrative agent (in such capacity, the “Administrative Agent”), and the Issuing Banks (as defined below).

W I T N E S S E T H:

WHEREAS, SLDI desires that the Issuing Banks issue one or more Letters of Credit to the Beneficiary and make one or more Loans to support SLDI’s obligations under the Reinsurance Agreement, as described herein; and

WHEREAS, the Issuing Banks are willing to issue one or more such Letters of Credit and are willing to make one or more Loans upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. When used herein, the following terms shall have the corresponding meanings:

“Adjusted IFRS” means the set of standards, procedures and related guidance agreed to between the Applicant and the Applicant’s regulators regarding the preparation of the Applicant’s financial statements which specifies that the financial statements shall be prepared in accordance with the standards, procedures and related guidance of the International Accounting Standards Board, designated as International Financial Reporting Standards with such deviations as permitted by the Applicant’s regulators as more particularly described on Schedule 1.1(A) in effect on the Closing Date or as may hereafter be disclosed to the Administrative Agent from time to time; provided, however, that from and after the effectiveness of the Applicant’s adoption of generally accepted accounting principles as the method of preparation of its financial statements with such deviations as permitted by the Applicant’s regulators, “Adjusted IFRS” shall mean such generally accepted accounting principles including such deviations as permitted by the Applicant’s regulators as may be disclosed to the Administrative Agent from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Applicant, the Administrative Agent and the Required Banks shall enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Applicant’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Applicant, the Administrative Agent and the Required Banks, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the International Accounting Standards Board or Financial Accounting Standards Board, as applicable, with such deviations as permitted by the Applicant’s regulators as may be disclosed to the Administrative Agent from time to time.

“Affected Issuer Party” as defined in Section 10.7(e).

“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). For purposes of this definition, a Person shall be deemed to be:

(i) “controlled by” any other Person if such other Person possesses, directly or indirectly, the power to vote 15% or more of the securities having at the time of any determination hereunder voting power for the election of directors of such Person, or to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; or

(ii) “controlled by” or “under common control with” such other Person if such other Person is the executor, administrator or other personal representative of such Person.

Notwithstanding the foregoing, in no event shall any Issuer Party or any Affiliate thereof be deemed to be an Affiliate of the Applicant or any of the Subsidiaries for purposes of the Credit Documents or any of the matters contemplated thereunder.

“Agent Parties” as defined in Section 9.3.

“Agreement” means this Credit Agreement.

“Applicable Interest Rate” as defined in Annex 1.

“Applicable Margin” as defined in Annex 1

“Applicant” means SLDI.

“Application for Letter of Credit” means an application for the issuance of a Letter of Credit in the form of Exhibit A with any blanks appropriately completed.

“Approved Fund” as defined in Section 10.7.

“Assignee” as defined in Section 10.7(b).

“Assignment and Assumption” means an assignment and assumption substantially in the form of Exhibit B.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Availability Period” means that period commencing as of the Closing Date and ending on December 31, 2031.

“Bank Affiliate” as defined in Section 10.7(b).

“Beneficiary” means ING USA Annuity and Life Insurance Company or the applicable Ceding Company.

“Benefited Bank” as defined in Section 10.9(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to close.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, in each case whether or not having the force of law, in each case regarding capital adequacy of any financial institution or of any corporation controlling a financial institution including, without limitation, the Dodd-Frank Act and any rules, guidelines or directives issued under it; and all requests, rules, guidelines or directives concerning capital adequacy enacted by the Basel Committee on Banking Regulations and Supervisory Practices (or any successor authority) or the United States or Dutch financial regulatory authorities, in each case, regardless of the date enacted.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease” means, as to any Person, any lease that is or should be capitalized on the balance sheet of such Person in accordance with IFRS, consistently applied with prior periods, together with any other lease which is in substance a financing lease, including any lease under which (i) such Person has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date the lease is entered into or (ii) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

“Ceding Company” shall have the meaning given to such term m the Reinsurance Agreement.

“Closing Date” as defined in Section 3.1.

“Closing Fee” as defined in Annex 1.

“Collateral Assignment” as defined in Section 6.7(b).

“Commitment” means, as to any Issuing Bank, the obligation of such Issuing Bank to purchase interests in Letters of Credit and make Loans in an aggregate amount (and, in the case of Letters of Credit, the aggregate face amount) not to exceed the amount set forth under the heading “Commitment” opposite such Issuing Bank’s name on Schedule 1 or in the Assignment and Assumption pursuant to which such Issuing Bank became a party hereto. The original amount of the Commitments is ONE BILLION FIVE HUNDRED MILLION DOLLARS ($1,500,000,000), as may be reduced on a dollar-for-dollar basis with respect to the Letters of Credit by the aggregate face amount of all outstanding Letters of Credit and with respect to the Loans by the aggregate principal amount of all Loans funded since the Closing Date.

“Commitment Percentage” means, as to any Issuing Bank at any time, the percentage which such Issuing Bank’s Commitment then constitutes of the total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate amount of such Issuing Bank’s outstanding Credit Extensions constitutes of the amount of the aggregate outstanding Credit Extensions of all Issuing Banks. The original Commitment Percentage of each Issuing Bank is set forth on Schedule 1.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person (outside the ordinary course of such Person’s business) guarantees, endorses, acts as surety for or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment by, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or for the payment of dividends or other distributions upon the shares of any other Person, or undertakes or agrees (contingently or otherwise) to purchase, repurchase or otherwise acquire or become responsible for any Debt, obligation or liability, or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income or other financial condition of any other Person, or to make payment or transfer property to any other Person other than for fair value received. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the Debt, obligation or other liability guaranteed or supported thereby.

“Contractual Obligation” means, relative to any Person, any obligation, commitment or undertaking under any agreement or other instrument to which such Person is a party or by which it or any of its property is bound or subject.

“Cost of Funds Rate” as defined in Annex 1.

“Credit Documents” means (a) this Agreement, (b) the Letters of Credit and all documents relating to the Letters of Credit, including any Applications for Letters of Credit and any Issuing Bank’s other standard form documents for Letter of Credit issuances, continuations, substitutions or amendments, (c) the Notes, and (d) all other agreements, instruments, certificates, documents, schedules and other written indicia delivered by, or on behalf of the Applicant to, or for the benefit of, any of the Issuer Parties in connection with any of the foregoing including, if applicable, the Collateral Assignment.

“Credit Extension” as defined in Section 10.7(b).

“Currency Due” as defined in Section 10.15.

“Debt” means, with respect to any Person, at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letters of credit were issued, and bankers’ acceptances issued for the account of such Person; (iv) all obligations in respect of Capitalized Leases of such Person; (v) all Hedging Obligations of such Person; (vi) whether or not so included as liabilities in accordance with IFRS, consistently applied with prior periods, all obligations of such Person to pay the deferred purchase price of property or services; (vii) Debt of such Person secured by a Lien on property owned or being purchased by such Person (including debt arising under conditional sales or other title retention agreements), whether or not such Debt is limited in recourse; (viii) any Debt of another Person secured by a Lien on any assets of such first Person, whether or not such Debt is assumed by such first Person (it being understood that, if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such person in connection therewith shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (ix) any Debt of a partnership in which such Person is a general partner, unless such Debt is nonrecourse to such Person; (x) all Disqualified Stock of such Person; and (xi) all Contingent Liabilities of such Person, whether or not in connection with the foregoing; notwithstanding anything to contrary contained in this definition, Debt shall not include: (A) Debt arising after the Closing Date from transactions that, the Administrative Agent and the Required Banks determine in their respective reasonable discretions meet the criteria that the funds for repayment of such Debt are set aside and segregated, in whole, at the time such Debt is incurred until repaid in full and the incurrence of such Debt is economically neutral to the Applicant; (B) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business; (C) unsecured current liabilities incurred in the ordinary course of business and paid within 120 days after the due date (unless contested in good faith and, if requested by the Administrative Agent, reserved against in conformity with IFRS, consistently applied with prior periods) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments (except as described in clause (B) of this sentence); (D) any obligations of such Person under any reinsurance agreement pursuant to which a trust arrangement is established to support or secure such obligation; or (E) accrued and deferred compensation (including options) incurred in the ordinary course of business.

“Default” means any condition or event which, after notice or lapse of time (or both), would constitute an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the date that is 365 days after the Expiry Date, provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock in cash upon the occurrence of an “asset sale” or “change of control” (or similar terms having the same meaning) occurring prior to the date that is 365 days after the Expiry Date shall not constitute Disqualified Stock if:

(x) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Obligations; and

(y) any such requirement only becomes operative after compliance with such terms applicable to the Obligations, including the payment of all Obligations.

“Dollar(s)” and the sign “$” means lawful money of the United States of America.

“Event of Default” means any of the events described in Section 8.1.

“Excluded Taxes” means, in the case of any Issuer Party, (i) income taxes, franchise taxes or similar taxes as are imposed on or measured by such Issuer Party’s net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Issuer Party is organized or any other jurisdiction in which such Issuer Party maintains a lending office; (ii) taxes imposed by reason of any present or former connection between any Issuer Party and the jurisdiction imposing such taxes (other than a connection arising as a result of the execution and delivery of this Agreement, the issuance of Letters of Credit under this Agreement or the performance of any transactions contemplated by, or the enforcement of rights under, this Agreement); (iii) any branch profits taxes imposed by the U.S. or any similar taxes imposed by any other jurisdiction in which an Issuer Party is located; and (iv) any tax required to be withheld as a result of the failure of an Issuer Party to satisfy the requirements of the foreign account tax compliance provisions of the Hiring Incentives to Restore Employment Act of 2010, P.L. 111, 147, 124 Stat. 71.

“Executive Officer” means, as to any Person, the president, if any, the chief financial officer, the chief executive officer, managing director, finance director, vice president, treasurer, assistant treasurer, secretary, assistant secretary or other director or senior executive of such Person.

“Expiration Date” means the later to occur of December 31, 2031 or the passage of the Expiry Date of all outstanding Letters of Credit, provided, however, that the Expiration Date shall in no event be later than the termination or reduction in whole of the Commitment to make Loans.

“Expiry Date” means, as to each Letter of Credit, the expiry date specified in such Letter of Credit.

“Fiscal Quarter” means any period of three consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on the last day of December.

“Foreign Issuing Bank” as defined in Section 10.16.

“Funds Withheld Account” shall have the meaning given to such term in the Reinsurance Agreement.

“Funds Withheld Account Assets” shall have the meaning given to such term in the Reinsurance Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions or powers of or pertaining to government.

“Hedging Obligations” means, with respect to any Person, the net liability of such Person under any futures contract or options contract (including property catastrophe futures and options), interest rate swap agreements and interest rate collar agreements and all other agreements or arrangements for non-speculative purposes designed to protect such Person against fluctuations in interest rates or currency exchange rates that are entered into in the ordinary course of business.

“IFRS” means the standards, procedures and related guidance of the International Accounting Standards Board, designated as International Financial Reporting Standards; provided, however, that from and after the effectiveness of a Person’s adoption of generally accepted accounting principles as the method of preparation of its financial statements, “IFRS” shall mean such generally accepted accounting principles.

“Indemnified Liabilities” as defined in Section 10.5.

“Indemnified Person” as defined in Section 10.5.

“ING” has the meaning set forth in the Preamble hereof.

“Interest Period” means the period commencing on the day of the event giving rise to the applicable payment and ending one month thereafter and thereafter, the period commencing on the last day of the next preceding Interest Period applicable to such unreimbursed amount and ending one month thereafter; provided, however, that the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

(B) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such interest Period) shall end on the last Business Day of the next calendar month.

“Issuer Party” means the Administrative Agent and each Issuing Bank.

“Issuing Banks” means (a) the financial institutions or entities listed on the signature pages hereof as an “Issuing Bank” and (b) each other financial institution or other entity that from time to time becomes a party hereto by execution of an Assignment and Assumption.

“Judgment Currency” as defined in Section 10.15.

“knowledge” as defined in Section 1.3.

“Letter of Credit” means each standby letter of credit issued pursuant to this Agreement which, subject to Section 2.9, shall be (a) in substantially the form of Exhibit D or (b) in such other form and substance acceptable to the Administrative Agent and Applicant that complies with the applicable requirements to permit the Beneficiary to take statutory financial statement credit for the reinsurance secured or supported thereby in all jurisdictions in which the Beneficiary may use letters of credit for such purposes, other than the requirement that the issuer thereof be a NAIC Approved Bank.

“Letter of Credit Fee” as defined in Annex 1.

“Letter of Credit Fee Rate” as defined in Annex 1.

“LIBO Rate” means:

(i) the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the applicable Interest Period;

(ii) if such date does not appear on said Page 3750 (or such successor), the offered rate for deposits in Dollars with a maturity comparable to such Interest Period appearing on the display designated page “LIBO” on the Reuter Monitor Money Rates Service (or on any successor or substitute page of such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time, for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as of approximately 11:00 a.m. (London time) on the day that is two Business Days prior to the commencement of such Interest Period; and

(iii) in the event that neither rate referred to in clauses (i) or (ii) of this definition is available at such time for any reason, an interest rate per annum equal to the average of the rates per annum at which deposits in Dollars are offered by four major money center banks in London, England selected by the Administrative Agent from time to time, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the day that is two Business Days prior to the commencement of such Interest Period in the amount of the applicable unreimbursed payment or disbursement if such amount were to be outstanding for such Interest Period, adjusted to the nearest one-quarter of one percent (0.25%) or, if there is no nearest one-quarter of one percent (0.25%), then the next higher one-quarter of one percent (0.25%).

“License(s)” means licenses (including licenses or certificates of authority from applicable insurance departments or other regulatory authorities), permits or authorizations to transact insurance and reinsurance business.

“Lien” means, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment which secures payment or performance of any obligation, and shall include any mortgage, lien, pledge, encumbrance, charge, retained title of a conditional vendor or lessor, or other security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of title, financing or similar statement or notice, or other encumbrance arising as a matter of law, judicial process or otherwise.

“Loans” as defined in Section 2.5(a).

“Margin Stock” means “margin stock” as defined under Regulation U of the Board of Governors of the Federal Reserve System of the United States, as now and from time to time hereafter in effect.

“Material Adverse Effect” means the occurrence of an event (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which has, or could reasonably be expected to have, a materially adverse effect on:

(i) the assets, business, financial condition or operation of the Applicant; or

(ii) the ability of the Applicant to perform any of its payment or other material obligations under any of the Credit Documents that by its terms purports to bind the Applicant; or

(iii) the legality, validity, binding effect or enforceability against the Applicant of any Credit Document that by its terms purports to bind the Applicant.

“Maturity Date” means December 31, 2041.

“Maximum Availability” means ONE BILLION FIVE HUNDRED MILLION DOLLARS ($1,500,000,000).

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“NAIC Approved Bank” means any bank listed on the most current list of banks approved by the Securities Valuation Office of the NAIC (the “NAIC Bank List”).

“Notes” mean those certain Promissory Notes made by the Applicant in favor of the Issuing Banks, each in substantially the form of Exhibit C attached hereto and made a part hereof, and each as may be amended, restated, replaced, extended or otherwise modified from time to time.

“Obligations” means all obligations and liabilities of the Applicant to the Issuer Parties under or in connection with this Agreement, or any other Credit Document, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, primary or secondary, joint or several, recourse or nonrecourse or now or hereafter existing or due or to become due, whether for Reimbursement Obligations, interest, fees, expenses, claims, indemnities or otherwise.

“Ordinary Course Litigation” is defined in Section 5.2.

“Organization Documents” means the articles or certificate of organization or formation, certificate of limited partnership, joint venture or partnership agreement, operating or limited liability company agreement, bylaws, certificate of incorporation, certificate of incorporation on a change of name memorandum and article of association, or other constitutional or organizational document of any Person, other than an individual, each as from time to time amended or modified.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Documents.

“Participant” as defined in Section 10.7(c).

“Payment Amount” means for each Issuing Bank, with respect to each drawing under a Letter of Credit or funding of a Loan, such Issuing Bank’s Commitment Percentage multiplied by the amount of such drawing.

“Percentage of Facility Utilization” means, for any Fiscal Quarter, the result, expressed as a percentage, of (1) the average daily aggregate face amount of all outstanding Letters of Credit during such Fiscal Quarter, divided by (2) the lesser of (x) the aggregate total Commitments or (y) the Maximum Availability.

“Person” means any natural person, corporation, company, partnership, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Process Agent” means, as to the Applicant or a Foreign Issuing Bank, the Person appointed by the Applicant or a Foreign Issuing Bank, as applicable, pursuant to Section 10.16.

“Register” as defined in Section 10.7.

“Reimbursement Obligations” means the obligation of the Applicant under Section 2.2 hereof to reimburse the Administrative Agent, for the account of the Issuing Banks, for amounts paid by the Issuing Banks in respect of each drawing under any of the Letters of Credit, including any accrued and unpaid interest thereon pursuant to Section 2.2, whether or not such amounts are financed using a Loan.

“Reinsurance Agreement” means that certain Amended and Restated Automatic Reinsurance Agreement effective as of July 1, 2009 by and between the Beneficiary and the Applicant, as amended and restated effective as of October 1, 2011 and as may be further amended from time to time.

“Required Banks” means at any time, the holders of more than 50% of the sum of (a) aggregate unpaid Reimbursement Obligations then outstanding and (b) the aggregate Commitments then in effect or, if the Commitments have been terminated, the aggregate Credit Extensions then outstanding.

“Requirement of Law” for any Person means the Organization Documents of such Person, and any law, treaty, rule, ordinance or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.

“Restricted Payment” as defined in Section 7.2.

“SLDI” has the meaning set forth in the Preamble hereof.

“Subsidiary” means a corporation, company, partnership, limited liability company or other entity that is not an individual of which the indicated Person and/or its other Subsidiaries, individually or in the aggregate, own, directly or indirectly, such number of outstanding shares as have at the time of any determination hereunder more than 50% of the ordinary voting power. For purposes hereof, references to “Subsidiary” or “Subsidiaries” shall mean a Subsidiary or Subsidiaries of the Applicant, unless otherwise specified.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, other than any Excluded Taxes.

Section 1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(d) The term “including” is not limiting and means “including without limitation.”

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(f) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Credit Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(g) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(h) This Agreement and other Credit Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(i) This Agreement and the other Credit Documents are the result of negotiations among, and have been reviewed by counsel to, the Issuing Banks, the Applicant and the other parties thereto, and are the products of all parties. Accordingly, they shall not be construed against the Issuer Parties merely because of any Issuer Party’s involvement in their preparation.

Section 1.3 Accounting Principles; Knowledge. Unless otherwise defined herein or the context otherwise requires, all financial and accounting terms used herein or in any of the Credit Documents or any certificate or other document made or delivered pursuant hereto shall be defined in accordance with Adjusted IFRS. When used in this Agreement, the term “financial statements” shall include the notes and schedules thereto except in the case of unaudited financial statements which shall be subject to normal year-end audit adjustments an may exclude notes and schedules. In addition, when used herein, unless otherwise explicitly stated, the “knowledge” of any Person shall mean matters within the actual knowledge of such Person (or an Executive Officer of such Person) or which should have been known by such Person (or an Executive Officer of such Person) in the normal course of their duties without the obligation for due inquiry or investigation.

ARTICLE II

ISSUANCE OF LETTERS OF CREDIT; MAKING LOANS;

PAYMENT OBLIGATIONS

Section 2.1 Issuance of Letters of Credit and Funding.

(a) On the Closing Date and upon and subject to the terms and conditions hereof, ING (for itself and on behalf of the other Issuing Banks) shall issue, for the account of the Applicant, one or more Letters of Credit, in all cases, denominated in Dollars, and in a maximum face not to exceed the Maximum Availability. The Applicant shall submit an Application for Letter of Credit to the Administrative Agent not less than three (3) Business Days (or such shorter period of time as is acceptable to the Administrative Agent in its sole discretion) prior to the Business Day on which the Applicant desires a Letter of Credit to be issued, completed to the satisfaction of the Administrative Agent.

(b) Each Issuing Bank irrevocably agrees to accept, on the terms and conditions set forth below, for such Issuing Bank’s own account and risk an undivided interest equal to such Issuing Bank’s Commitment Percentage in the obligations and rights under and in respect of each Letter of Credit and the amount of each draft presented to the Administrative Agent.

(c) Upon receipt by the Administrative Agent of a sight draft and certificate constituting a drawing under a Letter of Credit that the Administrative Agent has determined is in compliance with the Letter of Credit, the Administrative Agent will notify each other Issuing Bank of (i) the aggregate amount of such drawing and (ii) the amount of each Issuing Bank’s Payment Amount. In the event that the Administrative Agent makes any payment under such Letter of Credit and the Applicant shall not have reimbursed such amount in full to the Administrative Agent pursuant to Section 2.2, the Administrative Agent shall promptly notify the other Issuing Banks of such failure, and each Issuing Bank shall be deemed to have made a Loan to the Applicant in an amount equal to its Payment Amount and shall promptly pay to the Administrative Agent such Payment Amount as its portion of the Loan in immediately available funds. If such notice of any drawing is delivered by fax by the Administrative Agent to an Issuing Bank at or prior to 11:00 a.m., London time, on any Business Day, such Issuing Bank shall pay to the Administrative Agent its Payment Amount no later than 12:00 p.m., London time, on the second Business Day thereafter. If such notice is delivered by fax by the Administrative Agent to such Issuing Bank after 11:30 a.m., London time, such Issuing Bank shall pay to the Administrative Agent its Payment Amount no later than 10:30 a.m., London time, on the third Business Day thereafter.

(d) Notwithstanding the foregoing, upon a drawing under a Letter of Credit, the Administrative Agent shall honor such drawing and advance the aggregate amount of all Issuing Banks’ Payment Amounts to the Beneficiary, notwithstanding the fact that the Administrative Agent has not, as of the time of such disbursement, received such Payment Amount. Upon any such honor and advancement by the Administrative Agent, each Issuing Bank shall be absolutely and unconditionally obligated to remit to the Administrative Agent such Issuing Bank’s Payment Amount with regard to such drawing in accordance with subsection (c). Without limiting the foregoing, each Issuing Bank shall be obligated to remit said Payment Amount to the Administrative Agent for the account of the Administrative Agent notwithstanding that Applicant shall have become subject to any bankruptcy, winding-up, liquidation, reorganization or other proceeding for the relief of debtors or has become insolvent or any adverse change in the financial or business condition of the same have occurred.

(e) Each payment by each Issuing Bank to the Administrative Agent or by the Administrative Agent to each Issuing Bank referred to above shall be made in immediately available and freely transferable funds to such Person at its respective payment office specified in writing to the Administrative Agent.

(f) If any amount required to be paid by any Issuing Bank to the Administrative Agent pursuant to subsection (d) above in respect of any payment made by the Administrative Agent under any Letter of Credit is paid to the Administrative Agent after the date such payment is due, the Administrative Agent shall be entitled to recover from such Issuing Bank, on demand, such amount with interest thereon calculated (on the basis of a 360-day year and actual days elapsed) at a per annum rate equal to the LIBO Rate (assuming an Interest Period of one month), from such due date through the date such payment is made. A certificate of the Administrative Agent submitted to any Issuing Bank with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(g) Except as otherwise provided herein, (i) each payment of Obligations shall be made pro rata among the Issuing Banks owed such Obligations according to the respective unpaid amounts of such Obligations owed to such Issuing Banks; and (ii) each payment of fees (other than fees paid to the Administrative Agent for their respective accounts) shall be shared among the Issuing Banks pro rata according to their respective Commitment Percentages.

(h) Whenever, at any time after payment of any drawing under any Letter of Credit, any Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Applicant or otherwise), or any payment of interest on account thereof, such Issuing Bank will pay such amount to the Administrative Agent for distribution to each Issuing Bank that paid its Payment Amount with respect to such drawing its pro rata share thereof; provided, however, that in the event that any such payment received from the Applicant or otherwise shall be required to be returned, each Issuing Bank shall return to the Administrative Agent the portion thereof previously distributed to it.

(i) Any amendment to a Letter of Credit increasing the amount of such Letter of Credit shall be treated as the issuance by each Issuing Bank of a Letter of Credit in the amount equal to its pro rata share of such increase.

Section 2.2 Reimbursement Obligations and Interest. The Applicant hereby unconditionally and irrevocably agrees to reimburse the Administrative Agent, for the ratable account of the Issuing Banks, for each payment and disbursement (including any amounts paid by any Issuing Bank with respect to such payment or disbursement, to the extent such payment or disbursement is required by applicable law) made by the Issuing Banks in respect of the Letters of Credit in connection with any demand for payment made by the Beneficiary as follows: (i) to the extent that the aggregate of (A) the face amount of all outstanding Letters of Credit and (B) the initial principal amount of all previously funded Loans (including the Loan needed to fund the applicable draw), exceeds the Maximum Availability or an Event of Default described in Section 8.1(iii) has occurred, within ten (10) Business Days of any amount being drawn under a Letter of Credit, an amount equal to the excess amount of such draw over the Maximum Availability; (ii) if an Event of Default (other than an Event of Default described in Section 8.1(iii)) has occurred and is continuing and, pursuant to Section 8.2, the Administrative

Agent has terminated the Commitment to make Loans and the Commitment has not been reinstated in accordance with Section 8.2, within ten (10) Business Days of any amount being drawn under a Letter of Credit, an amount equal to the full amount of such draw and (iii) in all other instances, using the proceeds of a Loan which shall be automatically advanced as set forth in Section 2.5(c). The amount of each payment or disbursement (whether or not financed by a Loan) shall bear interest from but not including the date of such payment or disbursement to and including the date that the Issuing Banks are reimbursed by the Applicant therefor, payable on demand, at a rate per annum equal to the Applicable Interest Rate. The Administrative Agent shall notify the Applicant forthwith whenever any demand for payment is made under any Letter of Credit by the Beneficiary; provided, however, that the failure of the Administrative Agent to so notify the Applicant shall not affect the rights of the Issuing Banks in any manner whatsoever.

Section 2.3 The Issuing Banks’ Obligations to the Applicant. In determining whether to honor a draw upon any Letter of Credit, the Administrative Agent and the Issuing Banks shall have no obligation to the Applicant other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and substantially comply with the requirements of such Letter of Credit. No action taken or omitted to be taken by the Administrative Agent or the Issuing Banks under or in connection with any Letter of Credit shall reduce or impair the Applicant’s Reimbursement Obligations, or, if taken or omitted in the absence of gross negligence and willful misconduct as determined by a court of competent jurisdiction in a non-appealable judgment, impose upon the Administrative Agent or Issuing Banks any liability to the Applicant.

Section 2.4 The Applicant’s Obligations Absolute. The obligations of the Applicant under any Credit Document to reimburse the Issuing Banks for a drawing under a Letter of Credit and to repay any Obligations shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of each Credit Document under all circumstances, including the following:

(i) any lack of validity or enforceability of any Credit Document;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Applicant in respect of any Letter of Credit or any other amendment or waiver of, or any consent to departure from, the terms of all or any of the Credit Documents;

(iii) the existence of any claim, set-off, defense or other right that the Applicant may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuer Party or any other Person, whether in connection with this Agreement, the transactions contemplated by the Credit Documents or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v) any payment by the Issuing Banks under the Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Banks under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any insolvency proceeding;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Applicant in respect of any Letter of Credit; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Applicant.

Section 2.5 Loans.

(a) Loans. Subject to the terms of this Agreement, from and after the Closing Date, the Issuing Banks agree to establish a non-revolving line of credit under which the Issuing Banks shall make loans (the “Loans”) to the Applicant from time to time from and after the Closing Date until the Expiration Date in an aggregate outstanding principal amount not exceeding at any time the lesser of the aggregate Commitments and the Maximum Availability. The Loans shall be evidenced by the Notes. Amounts repaid under the Loans may not be reborrowed.

(b) Obligation to Fund. Anything in this Agreement to the contrary notwithstanding, the obligation of the Issuing Banks to continue making Loans within the Commitment shall terminate upon the Expiration Date, upon the occurrence of an Event of Default described in Section 8.1(iii) and, at the option of the Administrative Agent in accordance with Section 8.2, if an Event of Default has occurred and is continuing. If an Event of Default shall occur, the Administrative Agent may, as a condition to providing a waiver of such Event of Default, require an amendment or modification of this Agreement to increase the interest rates, as shall be determined by the Administrative Agent in its reasonable discretion; provided that nothing contained herein or elsewhere will be deemed to require the Administrative Agent to provide such waiver on any terms.

(c) Borrowings. Loans shall automatically be deemed requested by Applicant upon funding of any draw under a Letter of Credit in the amount of such draw.

(d) Amounts Outstanding. The Administrative Agent may from time to time render a statement of the Loans and the amounts due with respect thereto, including accrued and unpaid interest, fees and other charges with respect thereto. If the Applicant fails to object to any such statement within 25 Business Days after it is received by the Applicant, it shall be deemed to be an account stated and binding upon Applicant, absent manifest error. Notwithstanding the foregoing, the Administrative Agent’s failure to enter the date, interest rate, Interest Period, if any, and amount of any Loan on its records shall not, however, limit or otherwise affect the obligation of Applicant under this Agreement and the Notes to repay the principal amount of the advances, re-advances, borrowings and re-borrowings of the Loans made by the Issuing Banks to the Applicant under this Agreement together with all interest, fees and other charges accruing thereon.

(e) Repayment. Unless payment thereof shall have been accelerated in accordance with the terms and provisions hereof, each Loan shall be payable by Applicant on the Maturity Date.

(f) Interest Rate. The outstanding principal amount of each Loan shall bear interest at a rate per annum equal to the Applicable Interest Rate and be payable in accordance with Annex A.

(g) Use of Proceeds. Proceeds of the Loans shall be used solely to finance the reimbursement obligations of the Applicant under this Section 2 with respect to drawings under Letters of Credit.

(h) Prepayment. The Applicant may prepay the Loans on or before the Maturity Date or obtain the surrender of a Letter of Credit on or before the Expiry Date, in whole or in part, at any time, without premium or penalty except for payment of fees and costs described in Article IV and on Annex 1. Loans prepaid or repaid may not be reborrowed nor may new Letters of Credit be issued after the Closing Date.

Section 2.6 Fees.

(a) The Applicant shall pay to the Administrative Agent, for the ratable account of the Issuing Banks, the Letter of Credit Fee as required by Annex 1 on the dates set forth on Annex 1.

(b) The Applicant agrees to pay to the Administrative Agent in respect of each Letter of Credit issued by the Administrative Agent and any amendment, continuation, substitution or extension under the terms thereof, such reasonable fees and expenses as the Administrative Agent customarily charges its customers in connection with the amendment, transfer, negotiation, processing and/or administration of letters of credit, in each case not to exceed $17,500.

(c) On the Closing Date, the Applicant shall pay the Closing Fee in an amount as set forth on Annex 1 attached hereto.

Section 2.7 Computation of Interest and Fees.

(a) All computations of interest and fees shall be made on the basis of a 360-day year and actual number of days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from and including the first day thereof up to, and including, the last day thereof (which day shall be the day preceding the first day of the next period or, in the case of a period ending as of the Maturity Date or an Expiry Date, the Maturity Date or such Expiry Date, respectively).

(b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Applicant and the Issuer Parties in the absence of manifest error.

(c) Anything herein to the contrary notwithstanding, the obligations of the Applicant to the Issuer Parties hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Issuer Parties would be contrary to the provisions of any applicable law limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Issuer Parties, and in such event the Applicant shall pay the Issuer Parties interest at the highest rate permitted by applicable law.

Section 2.8 Payments by the Applicant.

(a) All payments to be made by the Applicant shall be made to the Administrative Agent in Dollars by 2:00 p.m. (London time) on the due date to JPMorgan Chase Bank, New York, for the account of ING Bank N.V., London Branch, Account number 001.1.938123, or in other such currencies to an account as instructed in writing by the Administrative Agent, without set-off or counterclaim and free of and without deduction for any taxes, levies, withholdings or imposts imposed by any governmental or taxing authority in the United States of America or any other jurisdiction whatsoever.

(b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

Section 2.9 Law Governing Letters of Credit. Each Letter of Credit shall be in the form, and contain or omit such terms, as may be required under applicable rules and regulations to permit the beneficiary thereof to take statutory financial statement credit for the reinsurance secured or supported thereby in all jurisdictions in which the beneficiary may use letters of credit for such purpose and shall, to the extent possible, conform to the Administrative Agent’s standard form of stand-by letter of credit, which is attached hereto as Exhibit D. Unless otherwise agreed by the Required Banks and the Applicant, each Letter of Credit shall be governed by the laws of the State of New York and by the “2007 Revision of the Uniform Customs and Practice for Commercial Documentary Credits” (International Chamber of Commerce Publication No. 600), as specified in the applicable Letter of Credit.

Section 2.10 Confirming Bank. The Applicant hereby agrees that, to the extent the Administrative Agent is not a NAIC Approved Bank, the Administrative Agent may arrange, at the cost and expense of the Applicant (and not at the cost and expense of the Administrative Agent), for a NAIC Approved Bank to act as a confirming bank as to each Letter of Credit issued by the Administrative Agent. Notwithstanding anything set forth herein to the contrary, the Administrative Agent shall not be obligated to provide a NAIC Approved Bank or otherwise satisfy regulatory requirements for the Beneficiary to obtain reserve credit for reserves secured or supported by the Letters of Credit, provided, however, that upon the written request of the Applicant or the Beneficiary, the Administrative Agent will cooperate with and assist the Applicant and the Beneficiary in providing a confirmation by a NAIC Approved Bank with respect to a particular Letter of Credit so long as the Applicant indemnifies and holds the Administrative Agent harmless against the Administrative Agent’s reasonable costs and expenses relating to any modification to the form of Letter of Credit to obtain a confirmation of a Letter of Credit, including without limitation, pursuant to Section 10.4.

Section 2.11 Letter of Credit Expiration Extension. Each Issuing Bank acknowledges that to the extent provided under the terms of any Letter of Credit, the expiration date of such Letter of Credit will be automatically extended for an additional year, without amendment, unless at least thirty (30) days (or such other period required by Governmental Authority) prior to the applicable Expiry Date, notice is given to the Beneficiary by the Administrative Agent in accordance with the terms of the respective Letter of Credit (a “Notice of Non-Extension”) that the expiration date of such Letter of Credit will not be extended beyond its current expiration date. The Administrative Agent will give Notices of Non-Extension as to any or all outstanding Letters of Credit if (x) requested to do so by the Required Banks or (y) as to such Letter of Credit only, any outstanding Letter of Credit which would expire, if automatically extended by its terms for an additional year, on a date after the Expiry Date. The Administrative Agent will give Notices of Non-Extension as to all outstanding Letters of Credit if the Maturity Date has occurred.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Closing Date. The obligations of the Issuer Parties hereunder to issue Letters of Credit shall not become effective until the date (the “Closing Date”) on which each of the following conditions is satisfied (as determined by the Administrative Agent):

(a) delivery of this Agreement and the ING Note executed by the Applicant;

(b) the representations and warranties of the Applicant contained in each of the Credit Documents shall be true and correct in all material respects, except where a representation or warranty is qualified by materiality in which case it shall be true and correct in all respects, on and as of the date of such issuance;

(c) no Default or Event of Default shall have occurred and be continuing;

(d) delivery of a certificate of an Executive Officer of the Applicant dated as of the Closing Date certifying the Organization Documents of the Applicant and the resolutions of the Board of Directors of the Applicant authorizing the execution, delivery and performance, respectively, of the Credit Documents and those documents and matters required of it with respect to the Credit Documents;

(e) certificates of an Executive Officer of the Applicant certifying the names of the individual or individuals authorized to sign the Credit Documents and other documents contemplated by this Agreement and the other Credit Documents to which the Applicant is a party, together with a sample of the true signature of each such individual, on which certificate each Issuer Party may conclusively rely until formally advised by a like certificate by the Applicant of any changes therein;

(f) opinion of counsel to Administrative Agent addressed to the Administrative Agent and Issuing Banks as to certain New York law matters, in form and substance reasonably acceptable to the Administrative Agent and Issuing Banks;

(g) a certificate of an Executive Officer of the Applicant, dated as of the Closing Date, stating that there are no insurance regulatory proceedings pending or, to the knowledge of such Executive Officer, threatened against Applicant in any jurisdiction and no Default or Event of Default exists;

(h) evidence as of the Closing Date, that the Funds Withheld Account has Funds Withheld Account Assets with a market value of at least US$5,208,000,000; and

(i) the payment of all fees, expenses and other amounts due and payable under each Credit Document, including the Closing Fee and all fees and expenses payable pursuant to Section 10.4(a).

The Administrative Agent shall notify in writing the Applicant and the Issuing Banks of the Closing Date, and such notice shall be conclusive and binding.

Section 3.2 Conditions to Loans. The obligation of the Administrative Agent to make Loans is subject to the satisfaction of the following conditions (as determined by the Administrative Agent):

(a) the Closing Date shall have occurred;

(b) immediately before the making of such Loan, the Commitment shall not have been terminated and not reinstated in accordance with Section 8.2; and

(c) no Event of Default described in Section 8.1(iii) shall have occurred.

The Applicant hereby authorizes the making of a Loan upon any draw under a Letter of Credit.

Section 3.3 Rights and Obligations of Issuing Banks. Unless otherwise agreed by all the Issuer Parties:

(a) the obligations of the Issuer Parties under the Credit Documents shall be several and not joint;

(b) failure by an Issuer Party to perform its obligations under any Credit Document shall not affect the obligations of any other party under any of the Credit Documents;

(c) no Issuer Party shall be responsible for the obligations of any other Issuer Party under the Credit Documents;

(d) the rights of an Issuer Party under the Credit Documents are separate and independent rights;

(e) each obligation arising under the Credit Documents to or for the benefit of an Issuer Party, including a Reimbursement Obligation, shall be a separate and independent Debt and obligation of the Applicant; and

(f) an Issuer Party may, except as otherwise stated in the Credit Documents, separately and independently enforce its rights under the Credit Documents or otherwise.

ARTICLE IV

TAXES AND YIELD PROTECTION

Section 4.1 Taxes.

(a) Any and all payments by the Applicant to the Issuer Parties under this Agreement and any other Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes except as required by law, in which case Section 4.1(c), below, shall apply. In addition, the Applicant shall pay all Other Taxes.

(b) The Applicant agrees to indemnify and hold harmless the Issuer Parties for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.1) paid by any Issuer Party and any liability (including penalties, interest, additions to tax and Attorney Costs and other expenses) arising therefrom or with respect thereto. Payment under this indemnification shall be made within 30 days after the date on which the Administrative Agent or any Issuing Bank makes written demand therefore to the Applicant.

(c) Except as otherwise provided in paragraph (h) below, if the Applicant shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Issuer Party, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 4.1) such Issuer Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) the Applicant shall make such deductions or withholdings; and

(iii) the Applicant shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(d) Within 30 days after the date of any payment by the Applicant of Taxes or Other Taxes, the Applicant shall furnish the Administrative Agent and each other applicable Issuer Party the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent and each such other Issuer Party.

(e) If the Applicant is required to pay additional amounts to any Issuer Party pursuant to Section 4.1(c), then such Issuer Party shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its applicable office so as to eliminate any such additional payment by the Applicant which may thereafter accrue, if such change in the judgment of such Issuer Party is not disadvantageous to such Issuer Party or inconsistent with its internal policies.

(f) If the Applicant is required to pay additional amounts to any Issuer Party pursuant to Section 4.1(c) and an Issuer Party determines that:

(i) a Tax Credit is attributable either to an increased payment of which that additional amount forms part, or to that additional amount; and

(ii) that Issuer Party has obtained, utilized and retained that Tax Credit,

that Issuer Party shall pay an amount to the Applicant which that Issuer Party determines will leave it (after that payment) in the same after-tax position as it would have been in had payment of the additional amount not been required to be made by the Applicant.

For the purpose of this clause, “Tax Credit” means a credit against, relief or remission for, refund of or repayment of any Tax.

(g) Except as otherwise provided in this Section 4.1(g), each Foreign Issuing Bank must supply to the Administrative Agent and the Borrower either (A) two (2) properly executed originals of Form W-8ECI or Form W-8BEN or any successor or similar forms prescribed by the Internal Revenue Service or other documents satisfactory to the Applicant and the Administrative Agent, as the case may be, certifying (1) as to such Foreign Issuing Bank’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Foreign Issuing Bank hereunder and under any other Credit Documents or (2) that all payments to be made to such Foreign Issuing Bank hereunder and under any other Credit Documents are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (B)(l) a certificate executed by such Foreign Issuing Bank certifying that such Foreign Issuing Bank is not a “bank” and that such Foreign Issuing Bank qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (2) two (2) properly executed originals of Internal Revenue Service Form W-8BEN (or any successor form), in each case, certifying such Foreign Issuing Bank’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made hereunder or under any other Credit Documents. An Issuer Party must comply with its obligations under this paragraph as soon as practicable after the date it becomes a party to this Agreement. An Issuer Party is not obliged to supply any form under this paragraph (g) if it is unable to do so by reason of any change after the date of this Agreement in (or in the administration or application of) any law or regulation or any published practice or concession of any relevant taxing authority.

(h) No additional amounts shall be payable pursuant to section 4.1(c) with respect to (i) any Taxes that would not have been imposed but for the failure of the Issuer Party to comply with the requirements of Section 4.1(g) and (ii) in the case of an assignment by an Issuer Party or the designation of a new lending office, any Taxes that exceed the amount of Taxes that would have been imposed on such payments but for the assignment by the Issuer Party or the designation of a new lending office, as the case may be, unless such assignment or designation resulted from the request of the Applicant.

Section 4.2 Increased Costs and Reduction of Return.

(a) If any Issuer Party determines at any time that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the Closing Date, or (ii) the compliance by such Issuer Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the Closing Date, there shall be any increase in the cost (except for any cost with respect to Taxes, Excluded Taxes, or Other Taxes, as to which Section 4.1 is controlling) to such Issuer Party of the issuance, substitution, continuation, amendment or extension of the expiry date of, or participation in, a Letter of Credit, the making of any Loan, or the maintenance of any Commitment or Credit Extension hereunder, then the Applicant shall be liable for, and shall from time to time, upon demand, pay to the Administrative Agent for the account of such Issuer Party, such additional amounts as are sufficient to compensate such Issuer Party for such increased costs; provided that, to the extent such increased costs are not specifically related to the Obligations, such Issuer Party is charging such amounts to its other customers in respect of substantially similar transactions on a non-discriminatory basis and such amounts were not incurred by such Issuer Party more than 180 days prior to the date of such request (unless the increased costs arise from a change in law that is retroactive in effect, in which case such 180-day limitation shall not apply).

(b) If any Issuer Party shall have determined at any time that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Issuer Party (or its applicable branch or lending or other office) or any corporation controlling such Issuer Party with any Capital Adequacy Regulation, in each case after the Closing Date, affects or would affect the amount of capital required or expected to be maintained by such Issuer Party or any corporation controlling such Issuer Party and (taking into consideration such Issuer Party’s or such corporation’s policies with respect to capital adequacy and such Issuer Party’s desired return on capital) determines that the amount of such capital is increased or its rate of return is decreased as a consequence of the issuance, substitution, continuation, amendment or extension of the expiry date of, or participation in, a Letter of Credit or the making of any Loan under this Agreement, or the maintenance of any Commitment or Credit Extension hereunder, then, upon demand of such Issuer Party to the Applicant, the Applicant shall pay to the Administrative Agent, for the account of such Issuer Party, from time to time as specified by such Issuer Party, additional amounts sufficient to compensate such Issuer Party for such increase; provided that, to the extent such increased costs are not specifically related to the Obligations, such Issuer Party is charging such amounts to its other customers in respect of substantially similar transactions on a nondiscriminatory basis and such additional amounts were not incurred by such Issuer Party more than 180 days prior to the date of such request (unless the additional amounts arise from any of the aforementioned changes that is retroactive in effect, in which case such 180-day limitation shall not apply).

Section 4.3 Reimbursement Certificates. In order to claim reimbursement or compensation under this Article IV, an Issuer Party shall deliver to the Applicant a certificate setting forth in reasonable detail the amount payable to such Issuer Party hereunder. Such certificate shall be conclusive and binding on the Applicant in the absence of manifest error.

Section 4.4 Time for Payments. Amounts due under this Article IV shall be due and payable on the first date on which interest is due after delivery of the certificated set forth in Section 4.3.

Section 4.5 Survival. The agreements and obligations of the Applicant in this Article IV shall survive the payment of all other Obligations and the termination of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Issuer Parties to enter into this Agreement and to issue, continue, substitute, amend or extend the expiry date of, or participate in, a Letter of Credit hereunder, the Applicant represents and warrants to the Issuer Parties as of the Closing Date that:

Section 5.1 Due Organization, Authorization, etc. The Applicant and the Beneficiary: (i) is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; (ii) is duly qualified to do business and in good standing in each jurisdiction where, because of the nature of its activities or properties, such qualification is required; (iii) has the requisite corporate power and authority and the right to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted; and (iv) has obtained all material Licenses, permits, consents or approvals from or by, and has made all filings with and given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (including the consummation of the transactions contemplated by this Agreement) as to each of the foregoing. The execution, delivery and performance by the Applicant of this Agreement and the consummation of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action (including shareholder approval if required). The Applicant and Beneficiary have not taken any corporate action, nor have any other steps been taken or legal proceeding started or, to the knowledge of the Applicant, threatened against Applicant or Beneficiary, for its winding-up, dissolution, administration, examination or reorganization, or for the appointment of a receiver, administrator, administrative receiver, examiner, trustee or similar officer of Applicant or Beneficiary or over any or all of its assets or revenues. The Applicant and Beneficiary has received all material consents and approvals (if any shall be required) necessary for such execution, delivery and performance under, and such execution, delivery and performance do not and will not contravene or conflict with, or create a Lien (other than in favor of the Administrative Agent and the Issuing Banks pursuant to the Credit Documents) or right of termination or acceleration under, any Requirement of Law or Contractual Obligation binding upon Applicant and Beneficiary, except for any contravention of, or conflict with, any such Requirement of Law or Contractual Obligation, which individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. This Agreement and each of the Credit Documents constitutes (or when executed and delivered will constitute) the legal, valid and binding obligations of Applicant, enforceable against it in accordance with its respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

Section 5.2 Litigation and Contingent Liabilities. As of the Closing Date, except as set forth in Schedule 5.2 hereto, there is no claim, litigation (including derivative actions), mediation, arbitration, governmental investigation or proceeding or inquiry pending or, to the knowledge of the Applicant, threatened against the Applicant or the Beneficiary other than those that, in the aggregate, would not have a Material Adverse Effect (such claims, litigation, mediation, arbitration, governmental investigation or proceedings or inquiries, other than those set forth in Schedule 5.2, are referred to collectively as “Ordinary Course Litigation”). Other than any liability incident to such claims, litigation or proceedings, to the knowledge of the Applicant neither the Applicant nor the Beneficiary have any material Contingent Liabilities except as set forth on the audited financial statements of the Applicant or the Beneficiary (as applicable) delivered to the Administrative Agent prior to the Closing Date.

Section 5.3 Proceeds. The Letters of Credit issued hereunder are intended to be used solely to secure the Applicant’s obligations under the Reinsurance Agreement. None of the proceeds of such Letters of Credit are intended to be used for any other purposes or in violation of applicable law, and none of such proceeds are intended to be used directly or indirectly, whether immediately, incidentally or ultimately, to buy or carry any Margin Stock.

Section 5.4 Compliance with Laws. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) none of the Applicant nor the Beneficiary is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, (ii) to the best of the Applicant’s knowledge, no such violation has been alleged and (iii) each of the Applicant and the Beneficiary has filed in a timely manner all reports, documents and other instruments required to be filed by it with any Governmental Authority and the information contained in each of such filings is true, correct and complete in all material respects.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until all outstanding Letters of Credit have expired or terminated and all Loans and Reimbursement Obligations are paid in full, the Applicant agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, the Applicant shall perform all of the following covenants in full.

Section 6.1 Reports, Certificates and Other Information.

(a) The Applicant shall furnish to the Administrative Agent (with a copy for each Issuer Party) the following reports, statements, notices and other information:

(i) within forty-five (45) days after the close of each of the first three Fiscal Quarters of each Fiscal Year of the Applicant, (a) a copy of the unaudited consolidated balance sheets of the Applicant, as of the close of such quarter and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with Adjusted IFRS, consistently applied with prior periods (subject to normal year-end adjustments and except that footnote and schedule disclosure may not be included), and accompanied by the certification of an Executive Officer of the Applicant that all such financial statements are complete and correct and present fairly, in all material respects, as of their respective dates, in accordance with Adjusted IFRS, consistently applied with prior periods (subject to normal year-end adjustments and except that footnote and schedule disclosure may not be included), the unaudited consolidated results of operations and cash flows of the Applicant as at the end of such Fiscal Quarter and for the period then ended, and (b) a copy of the Net Settlement Statement (as defined in the Reinsurance Agreement) relating to such Fiscal Quarter;

(ii) within one hundred eighty (180) days after the close of each Fiscal Year of the Applicant, a copy of the annual audited consolidated financial statements of the Applicant consisting of balance sheets and statements of income and changes in shareholders’ equity and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year of the Applicant, which financial statements shall be prepared in accordance with Adjusted IFRS, certified without material qualification, except with respect to the preparation of the financial statements in accordance with the agreement between the Applicant and its regulators but not in accordance with Adjusted IFRS to the extent permitted hereby, by a firm of independent chartered public accountants of recognized international standing selected by the Applicant that all such financial statements are complete and correct and present fairly, in all material respects, as of their respective dates, in accordance with Adjusted IFRS the consolidated financial position and the results of operations and cash flows of the Applicant as at the end of such year and for the year then ended; provided that prior to providing the audited financial statements to any Issuing Bank, such Issuing Bank shall execute and deliver any acknowledgement, indemnity and release letter required by the Applicant’s auditors;

(iii) promptly (but in no event later than ten (10) Business Days) after the filing with insurance regulatory authorities, the statutory financial statements of the Beneficiary as filed with such insurance regulatory authorities in the domicile of the Applicant; and

(iv) promptly (but in no event later than five (5) Business Days) after an Executive Officer of the Applicant obtains knowledge of the existence of any Default or Event of Default, notice specifying in reasonable detail the nature of such Default or Event of Default. Notwithstanding anything set forth in this Agreement to the contrary, the Administrative Agent shall not be deemed to have knowledge of a Default or Event of Default until the notice required by this clause (iv) is received by the Administrative Agent.

(b) The Applicant shall from time to time, promptly provide the Issuing Banks with such information concerning the business practices of the Applicant related to the Reinsurance Agreement or the financial condition and operations of the Applicant as the

Administrative Agent or any Issuing Bank may reasonably request; provided that prior to delivering any such information to an Issuing Bank (other than the Administrative Agent or a direct or indirect wholly-owned subsidiary of ING Groep, N.V.), such receiving Issuing Bank shall execute and deliver to the Applicant a copy of the confidentiality and non-disclosure agreement (“Confidentiality Agreement”) attached hereto as Exhibit E (or, if no such agreement is yet attached, in a form reasonably acceptable to the parties).

Section 6.2 Corporate Existence; Foreign Qualification. The Applicant shall do and cause to be done at all times all things necessary to: (i) maintain and preserve the corporate existence of the Applicant; and (ii) be, and ensure that the Applicant is, duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the failure to do so could reasonably be expected to result in a Material Adverse Effect.

Section 6.3 Books, Records and Inspections. The Applicant shall: (i) maintain materially complete and accurate books and records; (ii) permit access upon reasonable prior notice and at reasonable times by the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, each Issuing Bank, to its books and records; (iii) permit the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, each Issuer Party or its designated representative to inspect at reasonable times its properties and operations; and (iv) permit the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, each Issuer Party to discuss its business, operations and financial condition with its officers, provided, however, that the Administrative Agent shall assist the Issuing Banks and the Issuing Banks shall coordinate the exercise of their rights pursuant to this Section 6.3 so as to minimize the impact on the Applicant’s day-to-day operations.

Section 6.4 Taxes and Liabilities.

(a) The Applicant shall pay when due all material taxes and assessments except as contested in good faith and with respect to which reserves have been established, and are being maintained, in accordance with Adjusted IFRS, consistently applied with prior periods.

(b) The Applicant shall pay when due all other material liabilities except as contested in good faith and with respect to which reserves have been established, and are being maintained, in accordance with Adjusted IFRS, consistently applied with prior periods.

Section 6.5 Compliance with Laws; Contractual Obligations. The Applicant shall comply with all Requirements of Law related to its businesses, activities and operations and with all Contractual Obligations binding upon it, except where any such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.6 Maintenance of Permits. The Applicant shall maintain all permits, licenses and consents as may be required for the conduct of its business by any Governmental Authority, except where any such failures, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.7 Further Assurances.

(a) Following the Closing Date, the Applicant and ING shall use reasonable efforts to negotiate an amendment to this Agreement, to the extent practicable, that includes a provision whereby a draw by the Beneficiary upon any Letters of Credit prior to utilizing a specified amount of the other assets available to the Beneficiary to secure the Applicant’s obligations under the terms of the Reinsurance Agreement results in the ability of the Administrative Agent to terminate the obligations to make Loans; provided, however, that nothing in this Section 6.7(a), shall require the Applicant or ING to effectuate the negotiated amendment including this provision if such an amendment (i) is not or would not be approved by the Beneficiary’s or the Applicant’s governing regulatory body, if required, (ii) would result in the Beneficiary failing to be able to obtain full statutory financial statement credit for all purposes for the reinsurance provided thereby; (iii) would be reasonably likely to adversely impact the financial, credit, claims paying or other ratings of the Applicant, the Beneficiary or any of their Affiliates by any nationally recognized rating organization or agency; (iv) would be subject to any condition that individually or in the aggregate would adversely impact the Beneficiary or Applicant; or (v) otherwise would cause the Applicant or Beneficiary to be in violation of any applicable law or regulation.

(b) Following the Closing Date, the Applicant and ING shall use reasonable efforts to negotiate a collateral assignment (the “Collateral Assignment”) that grants a lien and security interest in the property described in this clause (b) and, upon an Event of Default in the Applicant’s fee and expense payment obligation, allows the Administrative Agent to enforce such lien and security interest in the Net Settlement payments due the Applicant under the Reinsurance Agreement and such other assets as the Applicant and ING agree is practicable, provided, however, that nothing in this Section 6.7(b), shall require the Applicant or ING to effectuate the Collateral Assignment if the Collateral Assignment (i) is not or would not be approved by the Beneficiary’s or the Applicant’s governing regulatory body, if required, (ii) would be reasonably likely to adversely impact the financial, credit, claims paying or other ratings of the Applicant, the Beneficiary or any of their Affiliates by any nationally recognized rating organization or agency from their respective ratings; (iii) would be subject to any condition that individually or in the aggregate would adversely impact the Beneficiary; or (iv) otherwise cause the Applicant or Beneficiary to be in violation of any applicable law or regulation.

(c) Following the Closing Date, the Applicant and ING shall negotiate in good faith the Confidentiality Agreement to be attached as Exhibit E to this Agreement.

(d) Within forty five (45) days following the Closing Date, (i) the Applicant shall deliver an opinion of counsel to the Applicant addressed to the Administrative Agent and the Issuing Banks (and their successors and assigns), in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Banks and the counsel delivering the opinion.

(e) Notwithstanding anything contained in this Agreement to the contrary, the failure to complete the actions set forth in Sections 6.7(a), (b) or (c) above shall not constitute an Event of Default.

ARTICLE VII

NEGATIVE COVENANTS

Until all outstanding Letters of Credit have expired or terminated and all Loans and Reimbursement Obligations are, indefeasibly and irrevocably, paid in full, the Applicant agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, they shall perform or observe all of the following covenants:

Section 7.1 Other Agreements. The Applicant shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

Section 7.2 Restricted Payments. The Applicant will not (i) declare, make, or pay any distribution of any kind whatsoever or dividend (other than dividends payable solely in common stock (or equivalent interests) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Applicant or Subsidiary, whether now or hereafter outstanding; (ii) make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Applicant or Subsidiary; or (iii) except in connection with intercompany borrowings in the ordinary course of Applicant’s business, which in any event shall not exceed $750,000,000 at any time, make or pay any contribution or loan of any kind whatsoever to any Subsidiary or Affiliate of the Applicant (collectively, “Restricted Payments”), except that:

(a) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Applicant may make Restricted Payments in an aggregate amount not to exceed $40,000,000 in any Fiscal Year;

(b) the Applicant may make Restricted Payments from the Applicant’s or its Subsidiaries’ CMOB portfolio not in excess of $60,000,000 in any calendar year; and

(c) in addition to any Restricted Payments permitted by clauses (a) and (b) above, so long as no principal amount is outstanding under any Loan, the Applicant may make Restricted Payments in an aggregate amount not to exceed the aggregate reduction in the sum of the aggregate face amount of outstanding Letters of Credit and available amount of the Loans in each Fiscal Year.

Section 7.3 Funds Withheld Trust Withdrawals. The Applicant will not agree or consent to the withdrawal of funds from the Funds Withheld Trust or any other trust established to provide reserve credit pursuant to the Reinsurance Agreement other than in accordance with the Reinsurance Agreement or any governing trust agreement.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1 Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

(i) failure of the Applicant to pay any Reimbursement Obligation;

(ii) failure of the Applicant to pay (A) any interest or fees payable hereunder or under the Credit Documents, other than the Reimbursement Obligations, within five (5) Business Days following the due date thereof, or (B) any other amounts payable hereunder or under the Credit Documents, other than the Reimbursement Obligations, within three (3) Business Days following receipt of notice of a default in the payment thereof or demand therefor;

(iii) the Applicant becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; there shall be commenced by or against the Applicant any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, supervision, examinership, conservatorship, liquidation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, rehabilitation, conservation, supervision, examinership, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, obligations or liabilities, or seeking appointment of a receiver, trustee, custodian, rehabilitator, conservator, supervisor, examiner, liquidator or other similar official for it or for all or any substantial part of its assets, in each case which results in the entry of an order for relief or any such adjudication or appointment or if filed against the Applicant, remains undismissed, undischarged or unstayed for a period of 60 days; or there shall be commenced against the Applicant any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or the Applicant shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above; or any Governmental Authority shall issue any order of conservation, supervision, examinership or any other order of like effect relating to the Applicant;

(iv) failure by the Applicant to comply with or to perform any other provision of this Agreement or the other Credit Documents to which it is a party (and not constituting an Event of Default under any of the other provisions of this Article VIII) and such failure shall not be remedied for a period of ten (10) Business Days after the Applicant has actual knowledge of such failure;

(v) any Credit Document shall cease to be in full force and effect with respect to any Applicant or any action shall be taken by or on behalf of the Applicant to discontinue any of the Credit Documents or to contest the validity, binding nature or enforceability of any thereof; or

(vi) the Beneficiary shall default on its payment obligations under the “Net Settlement” provisions of the Reinsurance Agreement after the expiration of any applicable grace periods; provided, however, that the Beneficiary’s exercise of its set off rights under the Reinsurance Agreement shall not constitute a default in its payment obligation under the Net Settlement provision of the Reinsurance Agreement.

Section 8.2 Remedies. If any Event of Default shall occur and be continuing, (a) the Administrative Agent may (and upon the direction of the Required Banks shall) declare the Commitments to make Loans to be terminated (provided that such declaration shall be deemed to have been made automatically and immediately upon any Event of Default under Section 8.1(iii) above), (b) the Administrative Agent shall not be obligated to make any additional Loans hereunder without notice of any kind, (c) all outstanding Obligations shall bear interest based on the default rate as set forth in Annex 1 and (d) the Administrative Agent shall be entitled to exercise all remedies available under applicable law. Notwithstanding anything contained in this Section 8.2 to the contrary, any Commitments to make Loans that are terminated upon the occurrence of an Event of Default (other than an Event of Default described in Section 8.1(iii)) shall be automatically reinstated if (i) such Event of Default is cured, (ii) no other Events of Default have occurred and are continuing; and (iii) the Administrative Agent has received payment of all fees then due and payable as though the Commitment with respect to the Loans had not been terminated.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment. Each Issuing Bank hereby irrevocably designates and appoints the Administrative Agent as the agent of such Issuing Bank under this Agreement and the other Credit Documents, and each such Issuing Bank irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents, including the issuance of Letters of Credit, and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Issuing Bank or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through Affiliates, agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates (collectively, and including the Administrative Agent in its capacity as such, the “Agent Parties”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Issuing Banks, any participant or other Person for any recitals, statements, representations or warranties made by any Applicant or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Person party thereto to perform its obligations hereunder or thereunder. No Agent Party shall be under any obligation to any Issuing Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Applicant or any other Person.

Section 9.4 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, e-mail, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Applicant), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks (or, if so specified by this Agreement, all Issuing Banks) as it deems appropriate or it shall first be indemnified to its satisfaction by the Issuing Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks (or, if so specified by this Agreement, all Issuing Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Issuing Banks and all future holders of the Obligations.

(b) For purposes of determining compliance with the conditions specified in Sections 3.1 or 3.2 with respect to any draw on a Letter of Credit, each Issuing Bank that has signed this Agreement shall be deemed in respect of any claim or proceeding by such Issuing Bank against the Administrative Agent to have consented to, approved or accepted or to be satisfied with, each document or other matter that has been consented to or approved by or acceptable or satisfactory to the Administrative Agent or the Administrative Agent, as applicable, in the absence of the gross negligence or willful misconduct of the Administrative Agent or the Administrative Agent, as applicable.

Section 9.5 Notice of Default. With respect to other Issuing Banks, the Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from an Issuing Bank or an Applicant referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Issuing Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Banks (or, if so specified by this Agreement, all Issuing Banks); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Issuing Banks.

Section 9.6 Non-Reliance on Administrative Agent and Other Issuing Banks. Each Issuing Bank expressly acknowledges that no Agent Party has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of an Applicant or any Affiliate of any Applicant, shall be deemed to constitute any representation or warranty by any Agent Party to any Issuing Bank, including whether any Agent Parties have disclosed material information in their possession. Each Issuing Bank represents to the Administrative Agent that it has, independently and without reliance upon any Agent Party or any other Issuing Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Applicant and its Affiliates, and all Requirements of Law applicable to it and its Affiliates, and made its own decision to extend its Commitments hereunder and enter into and perform this Agreement. Each Issuing Bank also represents that it will, independently and without reliance upon any Agent Party or any other Issuing Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Applicant and its Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Issuing Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Issuing Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Applicant or any Affiliate of the Applicant that may come into the possession of any Agent Party.

Section 9.7 Indemnification. The Issuing Banks agree to indemnify each Agent Party (to the extent not reimbursed by the Applicant and without limiting the obligation of any Applicant to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Obligations shall have been paid in full, ratably in accordance with such Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Party in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Party under or in connection with any of the foregoing; provided that no Issuing Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Party’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. The agreements in this Section shall survive the payment of the Obligations.

Section 9.8 Administrative Agent in Its Individual Capacity. ING and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Applicant or Affiliate thereof as though it were not the Administrative Agent hereunder and without notice to or consent of the Issuing Banks. The Issuing Banks acknowledge that, pursuant to such activities, ING or its Affiliates may receive information regarding any Applicant or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Applicant or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to any Letter of Credit issued or participated in by it and any other Obligation, ING shall have the same rights and powers under this Agreement and the other Credit Documents as any Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the terms “Issuing Bank” and “Issuing Banks” shall include ING in its individual capacity.

Section 9.9 Successor Administrative Agent. ING may resign as Administrative Agent upon 30 days’ notice to the Issuing Banks and the Applicant. If ING shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Banks shall appoint from among the Issuing Banks willing to act in such capacity a successor agent for the Issuing Banks, which successor agent shall (unless a Default or an Event of Default shall have occurred and be continuing) be subject to approval by the Applicant (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Obligations. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring

Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Issuing Banks shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Applicant or Affiliate thereof, the Administrative Agent (irrespective of whether any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Person) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Issuing Banks and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder and under the other Credit Documents.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Issuing Bank in any such proceeding.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments and Waivers. Neither this Agreement, any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Banks and each Person party to the relevant Credit Document may, or, with the written consent of the Required Banks, the Administrative Agent and each Person party to the relevant Credit Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Banks or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive any principal amount or extend the final scheduled date of maturity of any Reimbursement Obligation, extend the Expiry Date or the Maturity Date, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Banks)), reduce any percentage specified in the definition of Required Banks or the percentage of Issuing Banks required to take any other action pursuant to other Sections of this Agreement, or extend the scheduled date of any payment thereof, increase the amount or extend the expiration date of any Issuing Bank’s Commitment, release any collateral covered by the Collateral Assignment, release any guarantors from their obligations under any guarantee of the Obligations or affect the provisions of Section 2.11, in each case without the written consent of all Issuing Banks; (ii) eliminate or reduce the voting rights of any Issuing Bank under this Section 10.1 or make any other change to this Section 10.1, without the written consent of such Issuing Bank; (iii) consent to the assignment or transfer by the Applicant of any of its rights and obligations under this Agreement and the other Credit Documents, in each case without the written consent of the Required Banks; or (iv) amend, modify or waive any provision of Article VIII without the written consent of the Administrative Agent; and provided, further, no amendment, waiver or modification shall, unless in writing and signed by the Administrative Agent in addition to the Issuing Banks required above, affect the rights or duties of the Administrative Agent under this Agreement or any Applications for Letters of Credit relating to any Letter of Credit issued or to be issued by the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Issuing Banks and shall be binding upon the Applicant, the Issuing Banks, the Administrative Agent and all future holders of the Obligations. In the case of any waiver, the Applicant, the Issuing Banks and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Credit Documents, and any Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.

Section 10.2 Notices.

(a) All notices, requests and other communications shall be in writing and mailed or delivered to the address or facsimile number specified for notices on Schedule 10.2; or, if directed to the Applicant or any Issuer Party, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Applicant and the Administrative Agent; provided that the Administrative Agent and Issuing Banks may, unless the context expressly otherwise provides, provide notices to the Applicant by facsimile transmission, provided that any matter transmitted by the Administrative Agent or an Issuing Bank by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the telephone number specified on Schedule 10.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof.

(b) All such notices, requests and communications shall, when transmitted by overnight delivery, or, in the case of a notice, request or communication by the Administrative Agent or an Issuing Bank faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine or, if delivered, upon delivery, except that notices, requests and communications to the Administrative Agent or Issuing Banks pursuant to Article II shall not be effective until actually received.

(c) Any agreement of any Issuer Party herein to receive certain notices, requests or communications by telephone or facsimile is solely for the convenience and at the request of the Applicant. The Administrative Agent and the Issuing Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Applicant to give such notice, request or communication, and neither the Administrative Agent nor any Issuing Bank shall have any liability to the Applicant or other Person on account of any action taken or not taken by it in reliance upon such telephonic or facsimile notice, request or communication. The obligation of the Applicant to repay the Obligations shall not be affected in any way or to any extent by any failure by the Administrative Agent or any Issuing Bank to receive written confirmation of any telephonic, telex or facsimile notice, request or communication or the receipt by it of a confirmation which is at variance with the terms understood by it to be contained in the telephonic or facsimile notice, request or communication.

Section 10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto or any thereof, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.4 Costs and Expenses. The Applicant shall:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Administrative Agent within ten Business Days after demand for all costs and expenses incurred by it in connection with the negotiation, preparation, delivery, syndication, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Credit Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by the Administrative Agent with respect thereto (for the avoidance of doubt, the Applicant is not required to pay Attorney Costs of any Issuing Bank, in such capacity, pursuant to this Section 10.4(a));

(b) pay or reimburse the Administrative Agent within ten (10) Business Days after demand at any time for all costs and expenses (including Attorney Costs) incurred by the Administrative Agent in connection with any revisions to or replacement of the form of Letter of Credit; and

(c) pay or reimburse each Issuer Party within ten (10) Business Days after demand at any time for all costs and expenses (including Attorney Costs) incurred by such Issuer Party in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Credit Document during the existence of an Event of Default or as a consequence thereof or after acceleration of the Obligations (including in connection with any “workout” or restructuring regarding the Obligations, and including in any bankruptcy or insolvency proceeding or appellate proceeding).

Section 10.5 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Applicant shall indemnify and hold each Issuer Party and each of the Affiliates, respective officers, directors, employees, counsel, agents and attorneys-in-fact of each Issuer Party (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following replacement of the applicable Issuer Party) be imposed on, incurred by or asserted against any Indemnified Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the issuance, amendment or extension of the expiry date of a Letter of Credit or the use of the proceeds of a Letter of Credit, whether or not any Indemnified Person is party thereto (all the foregoing, collectively the “Indemnified Liabilities”); provided that the Applicant shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent that such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a final non-appealable decision. The agreements in this Section shall survive payment of all other Obligations.

Section 10.6 Payments Set Aside. To the extent that the Applicant makes a payment to any Issuer Party, or any Issuer Party exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Issuer Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

Section 10.7 Successors and Assigns; Participations and Assignments; Replacement of Issuing Bank.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit or financial institution that confirms any Issuing Bank’s issuance of a Letter of Credit), except that (i) the Applicant may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Issuing Bank (and any attempted assignment or transfer by an Applicant without such consent shall be null and void) and (ii) no Issuing Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Issuing Bank may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of (x) its obligations in respect of outstanding Letters of Credit and any Reimbursement Obligations at the time owing to it (together, such Issuing Bank’s “Credit Extensions”) and (y) its Commitments) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is an Issuing Bank (or (1) a Person (a “Bank Affiliate”) (x) that is a wholly owned Subsidiary of an Issuing Bank, (y) of whom an Issuing Bank is a wholly owned Subsidiary or (z) that is a wholly owned Subsidiary of another Person of whom an Issuing Bank is a wholly owned Subsidiary or (2) an Approved Fund) immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to an Issuing Bank, a Bank Affiliate or an Approved Fund or an assignment of the entire remaining amount of the assigning Issuing Bank’s Commitments or Credit Extensions, the amount of the Commitments or Credit Extensions of the assigning Issuing Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $25,000,000 unless the Administrative Agent otherwise consent, provided that such amounts shall be aggregated in respect of each Issuing Bank and its Bank Affiliates or Approved Funds, if any; and

(B) the parties to each assignment (other than an assignment to a Bank Affiliate or an Approved Fund) shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable by the assignor or assignee.

For the purposes of this Section 10.7, the term “Approved Fund” means, with respect to any Issuing Bank that is a fund or other financial entity which invests in bank loans and similar extensions of credit, any other fund or other financial entity that invests in bank loans and similar extensions of credit and is managed by the same investment adviser as such Issuing Bank or by an affiliate of such investment advisor.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of an Issuing Bank under this Agreement, and the assigning Issuing Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Issuing Bank’s rights and obligations under this Agreement, such Issuing Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Article IV and Sections 10.4, 10.5, 10.6 and 10.15). Any assignment or transfer by an Issuing Bank of rights or obligations under this Agreement that does not comply with this Section 10.7 shall be treated for purposes of this Agreement as a sale by such Issuing Bank of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Applicant (but without any duty whatsoever to the Applicant or any other Person), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Issuing Banks, and the Commitments of, and Credit Extensions relating to, each Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Applicant, the Administrative Agent and the Issuing Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as an Issuing Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Issuing Bank and an Assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Issuing Bank may, without the consent of the Applicant or the Administrative Agent, sell participations to one or more banks, financial institutions, funds or other entities (a “Participant”) in all or a portion of such Issuing Bank’s rights and obligations under this Agreement (including all or a portion of its Commitments and Credit Extensions); provided that (A) such Issuing Bank’s obligations under this Agreement shall remain unchanged, (B) such Issuing Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Applicant, the Administrative Agent and the other Issuing Banks shall continue to deal solely and directly with such Issuing Bank in connection with such Issuing Bank’s rights and obligations under this Agreement. Any agreement pursuant to which an Issuing Bank sells such a participation shall provide that such Issuing Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Issuing Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Issuing Bank directly affected thereby and (2) and directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Applicant agrees that each Participant shall be entitled to the benefits of Article III to the same extent as if it were an Issuing Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(ii) A Participant shall not be entitled to receive any greater payment under Article III than the applicable Issuing Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Applicant’s prior written consent.

(d) Any Issuing Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Issuing Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release an Issuing Bank from any of its obligations hereunder or substitute any such pledgee or Assignee for such Issuing Bank as a party hereto.

(e) Replacement of Issuing Bank. If the Applicant is required pursuant to Section 4.1 or 4.2 to make any additional payment to any Issuer Parties or if any Issuer Party fails to make its own Payment Amount to the Administrative Agent as required pursuant to this Agreement or if any Issuer Party declines to support a proposed amendment or waiver otherwise supported by the Required Banks or that would have been approved but for such Issuer Party’s refusal to support such amendment or waiver (any such Issuer Party so affected being referred to herein as an “Affected Issuer Party”), the Applicant may elect to terminate or replace the Commitment of such Affected Issuer Party, provided that no Default or Event of Default shall have occurred and be continuing at the time of such termination or replacement, and provided further that, concurrently with such termination or replacement, (i) if the Affected Issuer Party is being replaced, another Bank or other entity which is reasonably satisfactory to the Applicant and the Administrative Agent shall agree, as of such date, to purchase for cash at par the Obligations of the Affected Issuer Party pursuant to an Assignment and Assumption substantially in the form of Exhibit B and to become an Issuer Party for all purposes under this Agreement and to assume all obligations of the Affected Issuer Party to be replaced as of such date and to comply with the requirements of this Section 10.7 applicable to assignments and (ii) the Applicant shall pay to such Affected Issuer Party in immediately available funds on the date of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Issuer Party by the Applicant hereunder to and including the date of termination or replacement, as applicable, including payments due to such Affected Issuer Party under Sections 4.1 or 4.2.

(f) Liability of ING. Notwithstanding anything to the contrary contained in this Agreement or any other documents contemplated hereby, ING (or any successor to ING by merger or consolidation) shall remain primarily liable for all draws under the Letters of Credit.

Section 10.8 Confidentiality. The Administrative Agent agrees to take and to cause its Affiliates to take customary precautions and care to maintain the confidentiality of all information provided to it by the Applicant under this Agreement or any other Credit Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Credit Documents, except to the extent such information was or becomes generally available to the public other than as a result of disclosure by the Administrative Agent or was or becomes available on a non-confidential basis from a source other than the Applicant (provided that such source is not bound by a confidentiality agreement with the Applicant known to the Administrative Agent); provided, however, that the Administrative Agent may disclose such information: (i) pursuant to any requirement of any Governmental Authority to which the Administrative Agent (or any of its Affiliates) is subject or in connection with an examination of the Administrative Agent by any such authority; (ii) that is, in the opinion of legal counsel, required by law, regulation, judicial or governmental order, subpoena or other legal or administrative process; provided the Administrative Agent gives the Applicant prompt written notice of such requirement as far in advance of the proposed disclosure as possible so that the Applicant (at its expense) may seek a protective order or other appropriate remedy which is necessary to protect its interests and; provided, further, that the Administrative Agent shall cooperate in all commercially reasonable respects with the Applicant in seeking to prevent or limit disclosure and, in the event a protective order or other remedy is not obtained, the Administrative Agent will limit the disclosure to the information actually required to be disclosed; (iii) to the extent reasonably required in connection with any litigation or proceeding by the Administrative Agent or its Affiliates against the Applicant or its Affiliates or by the Applicant or its Affiliates against the Administrative Agent or its Affiliates; (iv) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Credit Document; (v) to the Administrative Agent’s independent auditors, attorneys and other professional advisors; and (vi) to its Affiliates which are either its parent or it or its parent’s wholly owned Subsidiary who have a need to know the information in connection with this Agreement or (vii) with the prior written consent of the Applicant which may be withheld in its sole discretion. Each Issuer Party other than the Administrative Agent shall execute and deliver a copy of the Confidentiality Agreement to the Applicant.

Section 10.9 Set-off. (a) In addition to any rights and remedies of the Issuer Party provided by law, if an Event of Default exists, in the event of a drawing upon a Letter of Credit or the Obligations have been accelerated, each Issuer Party is authorized at any time and from time to time, without prior notice to the Applicant, any such notice being waived by the Applicant to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Debt at any time owing by, such Issuer Party to or for the credit or the account of an Applicant against any and all Obligations owing by the Applicant, now or hereafter existing, irrespective of whether or not such Issuer Party shall have made demand under this Agreement or any Credit Document and although such Obligations may be contingent or unmatured. Each Issuer Party agrees promptly to notify the Applicant and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(b) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Issuing Bank, if any Issuing Bank (a “Benefited Bank”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or insolvency proceedings, or otherwise), in a greater proportion than any such payment to or collateral received by any other Issuing Bank, if any, in respect of the Obligations owing to such other Issuing Bank, such Benefited Bank shall purchase for cash from the other Issuing Banks a participating interest in such portion of the Obligations owing to each such other Issuing Bank, or shall provide such other Issuing Banks with the benefits of any such collateral, as shall be necessary to cause such Benefited Bank to share the excess payment or benefits of such collateral ratably with each of the Issuing Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

Section 10.10 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

Section 10.11 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

Section 10.12 No Third Parties Benefited. Except to the extent otherwise provided in Section 9.1 and for beneficiaries of Letters of Credit, this Agreement is made and entered into for the sole protection and legal benefit of the Applicant, the Administrative Agent and the Issuing Banks, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Credit Documents.

Section 10.13 Governing Law and Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, PROVIDED THAT THE ISSUER PARTIES SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT THE APPLICANT AND EACH ISSUER PARTY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE APPLICANT AND EACH ISSUER PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE APPLICANT AND EACH ISSUER PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID OR BY ANY OTHER MEANS PERMITTED BY NEW YORK OR FEDERAL LAW.

Section 10.14 WAIVER OF JURY TRIAL. THE APPLICANT AND EACH ISSUER PARTY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY HERETO, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE APPLICANT AND EACH ISSUER PARTY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY ARE WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

Section 10.15 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to any Credit Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under any Credit Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the rate at which an Issuing Bank is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Applicant will, on the day of payment, pay such additional amount, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount paid on such date is the amount it the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under any Credit Document in the Currency Due. If the amount of the Currency Due which any Issuer Party is so able to purchase is less than the amount of the Currency Due originally due to it, the Applicant shall indemnify and save the Issuer Parties harmless from and against loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in any Credit Document, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Issuer Parties from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under any Credit Document or under any judgment or order.

Section 10.16 Service of Process. Prior to the date hereof, the Applicant shall have appointed The Corporation Trust Company, with an office on the date hereof at Corporation

Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as their agent to receive on their behalf and their property service of copies of the summons and complaints and any other process which may be served in any such action or proceeding, provided that a copy of such process is also mailed by registered or certified mail, postage prepaid, to the Applicant at its addresses specified pursuant to Section 10.2. The Administrative Agent and each Issuing Bank that is not domiciled in the United States and does not maintain a branch or representative office in the United States (a “Foreign Issuing Bank”) shall appoint the Person designated on Schedule 10.2, as its agent to receive on its behalf and its property service of copies of the summons and complaints and any other process which may be served in any such action or proceeding, provided that a copy of such process is also mailed by registered or certified mail, postage prepaid, to the Administrative Agent or such Foreign Issuing Bank at its address specified pursuant to Section 10.2. Such service may be made by mailing or delivering a copy of such process to the Applicant, the Administrative Agent or a Foreign Issuing Bank, as applicable, in care of the appropriate Process Agent at such Process Agent’s above address, and the Applicant, the Administrative Agent and each Foreign Issuing Bank hereby irrevocably authorize and direct its Process Agent to accept such service on its behalf. The Applicant agrees to indemnify their Process Agent in connection with all matters relating to its appointment as agent of the Applicant for such purposes, to enter into any agreement relating to such appointment which such Process Agent may customarily require, and to pay such Process Agent’s customary fees upon demand. The Administrative Agent and each Foreign Issuing Bank agrees to indemnify its Process Agent in connection with all matters relating to its appointment as agent of such Foreign Issuing Bank for such purposes, to enter into any agreement relating to such appointment which such Process Agent may customarily require, and to pay such Process Agent’s customary fees upon demand. As an alternative method of service, the Applicant also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Applicant at its addresses specified pursuant to Section 10.2. Nothing in this Section 10.16 shall affect the right of the Administrative Agent or an Issuing Bank to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or an Issuing Bank to bring any action or proceeding against the Applicant, or any of its properties in the courts of any other jurisdiction.

Section 10.17 Entire Agreement. This Agreement, together with the other Credit Documents, embodies the entire agreement and understanding among the Applicant and the Issuing Banks and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

[The next page is the signature page.]

IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representatives to execute and delivery this Agreement as of the date first set forth above.

APPLICANT:		ADMINISTRATIVE AGENT AND ISSUING BANK:

SECURITY LIFE OF DENVER INTERNATIONAL LIMITED		ING BANK N.V., London Branch

By:	/s/ Angus Hyslop	By:

Name:	Angus Hyslop	Name:

Its:	President	Its:

By:	/s/ David S. Pendergrass	By:

Name:	David S. Pendergrass	Name:

Its:	Vice President & Treasurer	Its:

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representatives to execute and deliver this Agreement as of the date first set forth above.

APPLICANT:	ADMINISTRATIVE AGENT AND ISSUING BANK:

SECURITY LIFE OF DENVER INTERNATIONAL LIMITED	ING BANK N.V., LONDON BRANCH, AS ADMINISTRATIVE AGENT AND ISSUING BANK

By:	By:	/s/ P.N.A. Galpin

Name:	Name:	P.N.A. Galpin

Its:	Its:	Authorised Signatory

By:	By:	/s/ I. Taylor

Name:	Name:	I. Taylor

Its:	Its:	Authorised Signatory

[Signature Page to Credit Agreement]

SCHEDULE 1

Commitments

Issuing Banks	Commitments	Commitment Percentages
ING Bank N.V., London Branch	$1,500,000,000	100%

SCHEDULE 1.1(A)

Deviations From Adjusted IFRS

The Applicant prepares annual accounts in accordance with International Financial Reporting Standards, except as outlined below.

1.	Retroactive Capital Contribution — From time to time, the Applicant’s parent may agree to make capital contributions to the Applicant subsequent to the end of a calendar year or calendar quarter, and the Applicant will record that capital contribution (as contributed surplus on the balance sheet along with a parent company receivable) as of the end of such immediately preceding calendar year or calendar quarter so long as: (i) in the case of any capital infusion subsequent to a calendar year end, the capital infusion is made prior to the filing of the Applicant’s year-end financial statement with the Cayman Island Monetary Authority (“CIMA”) and such year-end financial statement filing is timely made pursuant to CIMA requirements; and (ii) in the case of any capital infusion subsequent to a calendar quarter end, the capital infusion is made not later than 91 days following such quarter end.

The above is intended to cover both year-end retroactive capital contributions that will be recorded on filed year end financials, as well as retroactive capital contributions that might be needed at any time during the calendar year.

2.	Sundry Assets — The applicant records on its financial statements the U.S. statutory reserve ceded under its various agreements as a liability, along with a “sundry asset” representing the loss reserve redundancy, which is the excess of the U.S. statutory reserve over the IFRS reserve held by the Applicant. Some U.S. domiciles require the Applicant to hold such “mirror reserves” so that the ceding companies may take reserve credit for the reinsurance ceded.

SCHEDULE 5.2

Litigation

Applicant — None

Beneficiary — None

SCHEDULE 10.2

Addresses

a.	Administrative Agent:

ING Bank N.V., London Branch

60 London Wall

London, England EC2M 5TQ

England

Tel. No.: (44) 20-7767-5920

Fax No.: (44) 20-7767-7507

Attention: Mariette Groen

Email: Mariette.groen@uk.ing.com

with a copy to:

Edwards Wildman Palmer LLP

750 Lexington Avenue

New York, New York 10022

USA

Tel. No.: 212-308-4411

Fax No.: 212-308-4844

Attention: Geoffrey Etherington

Email: getherington@edwardswildman.com

Agent for Service of Process:

Edwards Wildman Palmer LLP

750 Lexington Avenue

New York, New York 10022

USA

Tel. No.: 212-308-4411

Fax No.: 212-308-4844

Attention: Geoffrey Etherington

Email: getherington@edwardswildman.com

b.	ING:

ING Bank N.V., London Branch

60 London Wall

London, England EC2M 5TQ

England

Tel. No.: (44) 20-7767-5920

Fax No.: (44) 20-7767-7507

Attention: Mariette Groen

Email: Mariette.groen@uk.ing.com

with a copy to:

Edwards Wildman Palmer LLP

750 Lexington Avenue

New York, New York 10022

USA

Tel. No.: 212-308-4411

Fax No.: 212-308-4844

Attention: Geoffrey Etherington

Email: getherington@edwardswildman.com

Agent for Service of Process:

Edwards Wildman Palmer LLP

750 Lexington Avenue

New York, New York 10022

USA

Tel. No.: 212-308-4411

Fax No.: 212-308-4844

Attention: Geoffrey Etherington

Email: getherington@edwardswildman.com

c.	Applicant:

Security Life of Denver International Limited

5780 Powers Ferry Road

Atlanta, Georgia 30327-4390

Tel. No.: (770) 980-3312

Fax No: (770) 980-4840

Attn: David S. Pendergrass

Email: david.pendergrass@us.ing.com

with a copy to:

Security Life of Denver International Limited

5780 Powers Ferry Road

Atlanta, Georgia 30327-4390

Tel. No.: (770) 541-3201

Fax No: (770) 980-4840

Attn: Timothy W. Brown

Email: timothy.brown@us.ing.com

EXHIBIT A

FORM OF APPLICATION FOR LETTER OF CREDIT

To:	[ING BANK N.V., LONDON BRANCH], as Administrative Agent

From:	Security Life of Denver International Limited, as Applicant

Date:	[ ]

SECURITY LIFE OF DENVER INTERNATIONAL LIMITED — U.S.$ 1,500,000,000

Credit Agreement dated 31 December 2011 (as amended, the “Agreement”)

1.	We refer to the Agreement. This is an Application for Letter of Credit.

2.	We wish to arrange for a Letter of Credit to be issued on the following terms:

(a)	Issue Date: [ ]

(b)	Effective Date: [ ]

(c)	Amount: U.S.$ [ ]

(d)	Expiry Date: [ ].

3.	Our delivery instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Application for Letter of Credit is so satisfied.

5.	This Application for Letter of Credit is irrevocable.

6.	We attach a copy of the proposed Letter of Credit.

By:

Security Life Of Denver International Limited

Annex A-1

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert Name of Assignor) (the “Assignor”) and [Insert Name of Assignee) (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as an Issuing Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as an Issuing Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is a Bank Affiliate/Approved Fund of [identify Issuing Bank]1]

3.	Applicant:	Security Life of Denver International Limited

4.	Administrative Agent:	[ING Bank N.V., London Branch]

[1]	Select as applicable.

Exhibit B

Form of Assignment and Assumption Agreement

5.	Credit Agreement:	Credit Agreement, dated as of 31 December 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Security Life of Denver International Limited (“Applicant”), the Issuing Banks from time to time party thereto, and [ING Bank N.V., London Branch], as administrative agent (“Administrative Agent”).

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Issuing Banks*	Amount of Commitment Assigned*	Percentage Assigned of Commitment[2]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[7.	Trade Date:	][3]

Effective Date:             , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Issuing Banks thereunder.
[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit B

Form of Assignment and Assumption Agreement

[Consented to and]4 Accepted:

[ING BANK, N.V., LONDON BRANCH], as Agent

By:
Name:
Title:

[4]	To be added only if the consent of the Agent is required pursuant to Section 10.7(b) of the Credit Agreement.

Exhibit B

Form of Assignment and Assumption Agreement

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION AGREEMENT

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Applicant, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Applicant, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become an Issuing Bank under the Credit Agreement, (ii) it meets all requirements of an assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as an Issuing Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of an Issuing Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Issuing Bank, and (v) if it is not incorporated under the laws of the United States or a State thereof, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Issuing Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as an Issuing Bank.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after

Exhibit B

Form of Assignment and Assumption Agreement

the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts made and performed in said state.

Exhibit B

Form of Assignment and Assumption Agreement

EXHIBIT C

FORM OF PROMISSORY NOTE

$[—]	[—]

FOR VALUE RECEIVED, the undersigned, SECURITY LIFE OF DENVER INTERNATIONAL LIMITED, a [—] (“Applicant”), promises to pay to [—] (the “Issuing Bank”), at the place and times provide in the Credit Agreement referred to below, the principal sum of

[—] DOLLARS AND [—]/100 CENTS ($[—])

together with all accrued interest, pursuant to that certain Credit Agreement dated as of 31 December 2011 (together with all amendments and other modifications, if any from time to time hereafter made thereto, the “Credit Agreement”) among Applicant, the Issuing Banks from time to time party thereto, and [ING Bank N.V., London Branch], as administrative agent (“Administrative Agent”). This Promissory Note is being executed and delivered by the Applicant pursuant to Section 3.1(a) of the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Credit Agreement.

The Applicant is obligated to make payments of principal to the Issuing Bank, as provided in Section 2.5(e) of the Credit Agreement. In addition, the unpaid principal amount of this Promissory Note from time to time outstanding shall bear interest as provided in the Credit Agreement. All payments of principal and interest on this Promissory Note shall be payable in lawful currency of the Unites States of America in immediately available funds to the Issuing Bank.

This Promissory Note is entitled to the benefits of, and evidences obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Promissory Note and for a statement of the terms and conditions on which the Applicant is permitted and required to make prepayments and repayments of principal of the obligations evidenced hereby and on which such obligations may be declared to be immediately due and payable.

THIS PROMISSORY NOTE SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Applicant hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Promissory Note.

IN WITNESS WHEREOF, the undersigned Applicant has executed this Promissory Note under seal as of the day and year first above written.

SECURITY LIFE OF DENVER INTERNATIONAL LIMITED

By:
Name:
Title:

Exhibit D — Form of Letter of Credit

LETTER OF CREDIT

ING Bank N.V., London Branch

60 London Wall, London EC2M 5TQ

Irrevocable Letter of Credit No.

Beneficiary:

ING USA Annuity and Life Insurance Company

c/o ING Americas

1290 Broadway

12th Floor Attn: Mary Tuttle

Denver, Colorado 80203

USA

Applicant:

Security Life of Denver International Limited

Continental Building

25 Church Street, PO Box HM 1978

Hamilton HM HX, Bermuda

Amount: USD $1,500,000,000

Issue Date: [December 31, 2011]

To Beneficiary:

We have established this clean, irrevocable, and unconditional Letter of Credit in your favor as beneficiary for drawings up to U.S. $1,500,000,000 effective immediately. This Letter of Credit is issued, presentable and payable at our office at (issuing bank address) and expires with our close of business on [December 31, 2031]. Except when the amount of this Letter of Credit is increased, this Credit cannot be modified or revoked without your consent.

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including without limitation any liquidator, rehabilitator, receiver or conservator. Drawings by any liquidator, rehabilitator, receiver or conservator shall be for the benefit of all of the Beneficiary’s contractholders.

We hereby undertake to promptly honor your sight draft(s) drawn on us, indicating our Credit No                     , for all or any part of this Credit upon presentation of your draft drawn on us at our office specified in paragraph one on or before the expiration date hereof or any automatically extended expiry date.

Except as expressly stated herein, this undertaking is not subject to any agreement, requirement or qualification. The obligation of ING Bank N.V., London Branch under this Credit is the individual obligation of ING Bank N.V., London Branch and is in no way contingent upon reimbursement with respect thereto, or upon our ability to perfect any lien, security interest or any other reimbursement.

Exhibit D — Form of Letter of Credit

This Letter of Credit is deemed to be automatically extended without amendment for one year from the expiration date or any future expiration date, unless thirty days prior to such expiration date, we notify ING USA Annuity and Life Insurance Company and Security Life of Denver International, Limited by Registered Mail that this Letter of Credit will not be renewed for any such additional period.

This Letter of Credit is subject to and governed by the laws of the State of New York and the 2007 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication No. 600) and in the event of any conflict the Laws of New York will control. If this credit expires during an interruption of business as described in Article 36 of said Publication 600, the bank hereby specifically agrees to effect payment if this Credit is drawn against within 30 days after the resumption of business.

Exhibit E — Form of Confidentiality and Non-Disclosure Agreement

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

[Month] [Day], 20

[Name of Counterparty)

[Address]

[Address]

[Address]

Attn: [                    ]

Ladies and Gentlemen:

[NAME OF COUNTERPARTY], a [TYPE OF ENTITY] organized under the laws of [JURISDICTION OF FORMATION] (“you’’, “your” and related terms) has or will become an Issuing Bank (as defined therein) under the Credit Agreement among ING Bank N.V., London Branch, as Administrative Agent, and Security Life of Denver International Limited, as Applicant (the “Company”, “we” or “us”) and the various financial institutions from time to time party thereto, as Issuing Banks dated as of December 30, 2011 (the “Relevant Matter”). As an Issuing Bank, we and our affiliates have furnished and/or will furnish you with certain information that the Company and its affiliates consider non-public, confidential or proprietary in nature. All such information, whether written or oral, furnished to you by or on behalf of the Company before, on or after the date of this letter, and all notes, analyses, compilations, studies, copies and other documents, whether prepared by you or others, which contain or otherwise reflect such information, is hereinafter referred to as the “Confidential Information”.

In consideration of our furnishing you with the Confidential Information, you and we agree that:

1.

Nondisclosure of Confidential Information. You will keep the Confidential Information confidential and will not disclose the Confidential Information to any person whatsoever, provided that the Confidential Information may be disclosed by you (a) to any of your directors, officers, partners, members, principals, employees, agents, affiliates, attorneys, accountants or consultants (collectively, “Representatives”) who need to know the Confidential Information in connection with our discussions regarding the Relevant Matter, so long as such Representatives are informed of the confidential nature of the Confidential Information and instructed to maintain its confidentiality in accordance with the terms of this Agreement, (b) as is reasonably required in connection with a proceeding to enforce your rights relating to the Relevant Matter or (c) with the Company’s prior written consent. You agree to be responsible for any actions by your Representatives to whom you disclose Confidential Information which are not in accordance with this Agreement, and that any breach by them of the terms hereof shall be considered a breach by you; provided that the foregoing will not apply to any Representative who has executed a confidentiality agreement substantially comparable to this Agreement in favor of the Company and its affiliates.

2.	Use of Confidential Information. You will use the Confidential Information solely in connection with your duties and obligations relating to the Relevant Matter or as reasonably required in connection with a proceeding to enforce your rights relating to the Relevant Matter.

3.	Exceptions to Confidential Information. Notwithstanding anything to the contrary contained herein, “Confidential Information” does not include any information that (a) was or becomes generally available to the public (other than as a result of disclosure or actions by you or your Representatives in violation of this Agreement) (b) was or becomes available to you or your Representatives on a non-confidential basis from a source (other than the Company or its Representatives) which to your knowledge is not prohibited from disclosing such information to you by a contractual, legal or fiduciary obligation to the Company or any of its Representatives, (c) was in your possession or in the possession of your Representatives prior to the date of this Agreement and was obtained from a source (other than the Company or its Representatives or the Administrative Agent) that to your knowledge was not prohibited by a contractual, legal or fiduciary obligation to the Company from disclosing such information to you, (d) is independently derived by you or your Representatives without reference to the Confidential Information or (e) is approved by the Company in writing for disclosure without restriction; provided, that clauses (a) through (d) shall not except from the definition of Confidential Information the fact that the Company is planning or contemplating any transaction, investment, or other activity that the Company has not publicly announced or acknowledged.

4.	Return or Destruction of Confidential Information. Promptly upon termination of this Agreement, you and your Representatives shall destroy or return all copies of the Confidential Information in your and their control or possession. Upon written request by the Company, such return or destruction shall be verified by you by a certification in writing by one of your duly authorized officers. Notwithstanding anything in this Agreement to the contrary, you may retain such copies as you are required to maintain by applicable law or internal document retention policy; provided, that any copies so retained shall remain subject to the confidentiality and use provisions of this Agreement.

5.

Compelled Disclosures. In the event that you or any of your Representatives receives a subpoena, interrogatory or other request for Confidential Information or reasonably believes that you are required or legally compelled to disclose any of the Confidential Information to a third party, including a governmental or other regulatory body to whose jurisdiction you are subject, you will (unless prohibited by law) provide the Company with prompt notice as soon as practicable and, to the extent possible, before such disclosure has occurred, so that the Company or any of its affiliates may seek a protective order or other appropriate remedy. You will (in the absence of any conflicting interest as advised by counsel) act reasonably to cooperate with the Company and its affiliates to obtain such protective order or other remedy. Even in the event of a conflict of interest as advised by counsel, you will not object to efforts by the Company or its affiliates to obtain such protective order or other remedy. In the event that such a protective order or other protective remedy is not obtained, you will furnish only that portion of the Confidential Information that is requested or demanded or that is legally required in the opinion of its counsel, as applicable, and in each case, shall use reasonable efforts to request that confidential treatment will be accorded to the Confidential Information. It being acknowledged by the Company that the disclosure of any Confidential Information to any governmental authority, body or entity with supervisory authority over you pursuant to an examination, audit or other investigation of you or your operations, books or records by such authority, body or entity shall be deemed required or legally compelled and that you shall not be required to provide a notice hereunder to the Company with respect to any such examination, audit or investigation unless the applicable governmental authority, body or entity shall have requested disclosure that would include Confidential Information.

6.	Reserved

7.	No Representation or Warranty. Neither the Company nor its affiliates nor any of its or their officers, directors, employees, agents or representatives make any representation or warranty as to the accuracy or completeness of the Confidential Information; provided that nothing in this sentence shall limit or reduce the liability or obligation of the Company with respect to any representation or warranty made by the Company under or pursuant to the Credit Agreement referred to in the first paragraph hereof. You agree that neither the Company nor its affiliates nor its or their officers, directors, employees, agents or representatives shall have any liability to you or any of your Representatives resulting from the use of the Confidential Information by you or such Representatives

8.	Expiration of this Agreement. This Agreement and all obligations hereunder, except for Section 4 hereof, will terminate on the date falling two years after the date you cease to be an Issuing Bank under the Relevant Matter.

9.	Remedies. You agree that money damages may not be a sufficient remedy for any breach of this Agreement by you or your Representatives and that the Company and its affiliates may be irreparably harmed in the event of such a breach. Accordingly, the Company and its affiliates shall be entitled, in addition to any other remedies or money damages, to seek specific performance and injunctive or other equitable relief as a remedy for any such breach.

10.

Miscellaneous. The agreements set forth herein may only be waived or modified by an agreement in writing signed on behalf of the parties hereto. This Agreement shall be governed by the laws of the State of New York without regard to the conflict of laws provisions thereof. In the event of any litigation arising hereunder or in connection with the matters contemplated hereby, each party agrees to submit to the non-exclusive jurisdiction of courts of the State of New York and of the United States located in the City of New York. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned or delegated by you without the prior written consent of the Company, which consent shall be granted or not according to the Company’s sole discretion, and any attempted assignment without such written consent shall be null and void. You are entering into this Agreement for the benefit of the Company and its affiliates, which are third party beneficiaries hereto. In case provisions of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the Agreement shall not in any way be affected or impaired thereby. No failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This Agreement represents the entire agreement between you and the Company regarding the subject matter hereof. The headings in this Agreement are provided for convenience only and shall not be construed to affect the meaning, construction or effect of this Agreement.

Please confirm your agreement with the foregoing by signing and returning a copy of this letter to us.

Sincerely,

SECURITY LIFE OF DENVER INTERNATIONAL LIMITED

By:
Name:
Title:

Accepted and agreed as of the date first written above:

By:
Name:
Title:

Annex 1

Fee Schedule

1. Defined Terms. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Applicable Interest Rate” means a rate per annum equal to the sum of (a) the Cost of Funds Rate, as determined from time to time, plus (b) the Applicable Margin, plus (c) if the Implied Rating of SLDI shall be less than BBB, the Ratings Downgrade Step-up, with each change in the Cost of Funds Rate or Ratings Downgrade Step-up being given effect from and after the date of such change.

“Applicable Margin” means, for a particular draw under a Letter of Credit, the sum of (a) 5.50%; plus (b) if such draw shall be prior to the Expiration Date, (i) 0.15% multiplied by (ii) the number of years prior to the Expiration Date that such draw shall have been made, with any draw that is not made on an anniversary of Closing Date being deemed made as of the immediately preceding anniversary thereof.

“Closing Fee” means a fee equal to 0.50% of the total Commitments.

“Cost of Funds Rate” means, as of any date, ING’s cost of funds, as determined by the Administrative Agent in good faith.

“Implied Rating of SLDI” means a financial rating of A+ through CCC or lower from time to time assigned by any nationally recognized rating organization or agency to the Applicant or, if no such rating is assigned, as determined by the Administrative Agent in good faith; provided that, if ratings methodologies shall change such that ratings shall be designated differently, the Applicant shall in good faith convert the then current ratings to the designations utilized herein.

“Letter of Credit Fee” means a fee with respect to a particular Letter of Credit equal to the Letter of Credit Fee Rate multiplied by the face amount of such Letter of Credit.

“Letter of Credit Fee Rate” means three percent (3%) per annum.

“Ratings Downgrade Step-up” means, in the event the Implied Rating of SLDI shall be less than BBB, with respect to a particular Implied Rating of SLDI, the rate per annum specified below:

Implied Rating of SLDI	Ratings Downgrade Step-up
BBB-	0.18%
BB+	0.38%
BB	0.60%

Annex 1

Implied Rating of SLDI	Ratings Downgrade Step-up
BB-	0.81%
B+	1.01%
B	1.28%
B-	1.72%
CCC or lower	2.18%

2. Payment of Letter of Credit Fee. The Applicant shall pay to the Administrative Agent for the ratable account of the Issuing Banks, quarterly in arrears on the last Business Day of each March, June, September and December commencing on March 31, 2012 and on the applicable expiry date in respect of each Letter of Credit the Letter of Credit Fee, which shall be payable from the date of issuance until the expiry date (as may be extended from time to time in accordance with this Agreement and such Letter of Credit) of such Letter of Credit or any earlier cancellation, repayment or prepayment of such Letter of Credit.

3. Payment of Fees and Expenses for Issuance of Letter of Credit. The Applicant agrees to pay to the Administrative Agent in respect of each Letter of Credit issued by the Administrative Agent and any amendment, continuation, substitution or extension under the terms thereof, such reasonable fees and expenses as the Administrative Agent customarily charges its customers in connection with the amendment, transfer, negotiation, processing and/or administration of letters of credit, not to exceed US$17,500 in each instance.

4. Payment of Closing Fee. Within three (3) Business Days following receipt of an invoice therefor, the Applicant shall pay the Closing Fee to the Administrative Agent, for the ratable account of the Issuing Banks. The Closing Fee shall be non-refundable and shall be deemed to be fully earned upon payment.

5. Payment of Interest; Default Rate.

(a) The outstanding principal amount of each Loan shall bear interest at a rate per annum equal to the Applicable Interest Rate. Interest shall be payable on the Expiration Date and quarterly in arrears on the first day of each Fiscal Quarter following the making of such Loan.

(b) If any Event of Default shall have occurred and be continuing, all outstanding Obligations (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto plus five (5) % during the continuance of such Event of Default (both before and after judgment). Payments of such default interest shall be due and payable on each date that interest is due pursuant to clause (a) above.